Exhibit 10.13

MASTER REPURCHASE AGREEMENT
(the “Agreement”)

between

COUNTRYWIDE BANK, FSB
(“Buyer”)

and

HOME LOAN CENTER, INC.
(“Seller”)

dated as of

January 25, 2008

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

Section 1.1	Defined Terms	1
Section 1.2	Principles of Constructions	1

ARTICLE 2
AMOUNTS AND TERMS OF TRANSACTIONS

Section 2.1	Agreement to Enter into Transactions	1
Section 2.2	Transaction Limits	2
Section 2.3	Description of Purchased Assets	2
Section 2.4	Maximum Transaction Amounts	2
Section 2.5	Use of Proceeds	2
Section 2.6	Price Differential	2
Section 2.7	Terms and Conditions of Transactions	3
Section 2.8	Guarantee	3

ARTICLE 3
PROCEDURES FOR REQUESTING AND ENTERING INTO TRANSACTIONS

Section 3.1	Policies and Procedures	3
Section 3.2	Request for Transaction; Asset Data Record	3
Section 3.3	Delivery of Mortgage Loan Documents	4
Section 3.4	Haircut	4
Section 3.5	Over/Under Account	4
Section 3.6	Payment of Purchase Price	6
Section 3.7	Approved Payees	7
Section 3.8	Funding Drafts	8

ARTICLE 4
REPURCHASE

Section 4.1	Repurchase Price	9
Section 4.2	Repurchase Acceleration Events	10
Section 4.3	Reduction of Asset Value as Alternative Remedy	10
Section 4.4	Designation as Noncompliant Mortgage Loan as Alternative Remedy	10
Section 4.5	Illegality or Impracticability	10
Section 4.6	Payments Pursuant to Sale to Approved Investors	11
Section 4.7	Application of Payments from Seller or Approved Investors	12
Section 4.8	Method of Payment	12
Section 4.9	Notification of Payment	12
Section 4.10	Authorization to Debit	13
Section 4.11	Book Account	13
Section 4.12	Full Recourse	13

ARTICLE 5
FEES

Section 5.1	Payment of Fees	12

i

EXHIBITS

Exhibit A:	Glossary of Defined Terms
Exhibit B:	Irrevocable Closing Instructions
Exhibit C:	Secretary’s Certificate
Exhibit D:	Corporate Resolutions
Exhibit E:	Officer’s Certificate
Exhibit F:	Assignment of Closing Protection Letter
Exhibit G:	Assignment of Fidelity Bond and Errors and Omission Policy
Exhibit H:	Form of Power of Attorney
Exhibit I:	Acknowledgement of Password Confidentiality Agreement
Exhibit J:	Reserved
Exhibit K:	Form of Servicer Notice

SCHEDULES

Schedule 1:	Filing Jurisdictions and Offices

MASTER REPURCHASE AGREEMENT

THIS MASTER REPURCHASE AGREEMENT (the “Agreement”) is made and entered into as of January 25, 2008 by and between Countrywide Bank, FSB, a California corporation (“Buyer”), and Home Loan Center, Inc., a California corporation (“Seller”).

RECITALS

A.            Seller has requested Buyer to enter into transactions with Seller whereby Seller may, from time to time, sell to Buyer certain 1st and 2nd lien residential mortgage loans and/or other mortgage related assets and interests, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to Seller such purchased assets at a date certain after the Purchase Date, against the transfer of funds by Seller (each such transaction, a “Transaction”).

B.            Buyer has agreed to enter into such Transactions, subject to the terms and conditions set forth in this Agreement.

C.            Seller and Buyer have previously entered into that certain Revolving Credit and Security Agreement dated March 17, 2003 (the “Warehouse Agreement”). As of the date of this Agreement, Seller has one or more outstanding Advances (as defined in the Warehouse Agreement) under the Warehouse Agreement and Buyer has a secured interest in the Collateral (as defined in the Warehouse Agreement) pledged by Seller for such outstanding Advances. By execution of this Agreement, Seller and Buyer restate their respective rights, obligations and interests with respect to such Advances and Collateral, and hereby agree that such Collateral shall constitute Purchased Assets and that such outstanding Advances shall constitute the Purchase Price for the Purchased Mortgage Loans relating to such Purchased Assets (as each such term is defined in this Agreement). Further, each Purchased Mortgage Loan shall be subject to a Transaction hereunder as of the Effective Date. The restatement of rights, obligations and interests of Seller and Buyer under this recital shall not be a novation of the Warehouse Agreement and such rights, obligations and interests shall be continuous.

NOW, THEREFORE, in consideration of the mutual rights and obligations provided herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1           Defined Terms.   As used in this Agreement, capitalized terms shall have the meanings set forth in Exhibit A hereto, unless the context otherwise requires. All such defined terms shall, unless specifically provided to the contrary, have the defined meanings set forth herein when used in any other agreement, certificate or document made or delivered pursuant hereto.

1.2           Principles of Constructions.

(a)                                  Accounting Terms. Accounting terms not otherwise defined herein shall have the meanings given under GAAP.

(b)                                 Number. All terms defined in this Agreement may be used in the singular or the plural, as the context requires.

(c)                                  Successors and Assigns. Reference to any party shall mean that party and its successors and assigns permitted by the terms of this Agreement.

ARTICLE 2
AMOUNT AND TERMS OF TRANSACTIONS

2.1           Agreement to Enter into Transactions.   Subject to the terms and conditions of this Agreement and provided that no Event of Default has occurred and is continuing, Buyer agrees, from time to time during the term of this Agreement, to enter into Transactions with Seller; provided, however, that the Buyer shall not have any obligation to enter into any Transaction which will cause the total aggregate Transactions outstanding at any one time to exceed the Aggregate Transaction Limit or the aggregate type of Transactions outstanding at any one time to exceed the applicable Type Sublimit.

2.2           Transaction Limits.   The Aggregate Transaction Limit and each Type Sublimit shall be as set forth in the Transactions Terms Letter. Upon the occurrence of an Event of Default, Buyer shall have the right, in its sole and good faith discretion, to reduce, whether permanently or temporarily, and without refund of any fee or other amount previously paid by Seller, the Aggregate Transaction Limit and/or each Type Sublimit. In the event of any reduction pursuant to this Section 2.2, Buyer shall give Seller prior written notice thereof, which notice shall designate (a) the effective date of any such reduction, (b) the amount of the reduction and (c) the Transaction and/or Type Sublimit limit(s) to which such reduction amount shall apply. Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating to a reduction by Buyer in the Aggregate Transaction Limit or any Type Sublimit.

2.3           Description of Purchased Assets.   With respect to each Transaction, Seller shall cause to be maintained with Buyer Purchased Assets consisting of a Purchased Mortgage Loan(s) with a Asset Value not less than, at any date, the related Purchase Price for such Transaction. With respect to each Transaction, the type of Purchased Mortgage Loan shall be the type of Mortgage Loan as specified in the Transactions Terms Letter as the Type, and in each case shall consist of the type of mortgage loans, mortgage related securities, or interests therein as described in Bankruptcy Code section 101(47)(A). If there is uncertainty as to the Type of a Purchased Mortgage Loan, Buyer, in its sole and good faith discretion, shall determine the correct Type for such Purchased Mortgage Loan.

2.4           Maximum Transaction Amounts.   Each Transaction shall not exceed the lesser of:

(a)                                  the applicable Type Sublimit, as determined by the type of Purchased Mortgage Loan;

(b)                                 the Aggregate Transaction Limit, minus the aggregate amount of all other Transactions outstanding, if any; and

(c)                                  the Asset Value of the related Purchased Mortgage Loan(s).

2.5           Use of Proceeds.   Seller shall use the Purchase Price of each Transaction solely for the purpose of originating and/or acquiring the related Purchased Mortgage Loan(s).

2.6           Price Differential.

(a)                                  Pricing Rate.   Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales by Seller to Buyer of the Purchased Mortgage Loans for all purposes except accounting and tax purposes, Seller shall pay Buyer a price differential on the Purchase Price for each Purchased Mortgage Loan from the Date of Disbursement until, but not including, the date of repurchase, at an annual rate equal to the sum of the Applicable Pricing Rate plus the applicable Margin; provided, however, that if a Purchased Mortgage Loan is deemed to be a Noncompliant Mortgage Loan, thereafter, such Purchase Price shall bear a price differential at an annual rate equal to the sum of the Applicable Pricing Rate plus the Type Margin for a Noncompliant Mortgage Loan.

Notwithstanding the foregoing, if the Repurchase Price for a Transaction is not paid by Seller when due (whether at the Repurchase Date, upon acceleration or otherwise), the Purchase Price shall bear a price differential from the date due until paid in full at an annual rate equal to the Default Rate.

(b)                                 Time for Payment. Accrued interest for each Purchase Price shall be due and payable on each Payment Date which occurs prior to the date on which the Repurchase Price is paid. On the date that the Repurchase Price is paid, all accrued interest not otherwise paid by Seller shall be due and payable.

(c)                                  Computations. All computations of price differentials and fees payable hereunder shall be based upon a year of three-hundred sixty (360) days.

2.7           Terms and Conditions of Transactions.   Upon the occurrence of an Event of Default, the terms and conditions of the Transactions as set forth in the Transactions Terms Letter, this Agreement or otherwise may be changed from time to time by Buyer at its sole and good faith discretion by providing prior notice to Seller.

2.8           Guarantee.   As may be determined necessary by Buyer from time to time in its sole and good faith discretion and as indicated in the Transactions Terms Letter, Seller agrees to cause to be executed and delivered to Buyer such Guarantees and/or additional security agreements as additional support for Seller’s obligations hereunder, which Guarantees and/or additional security agreements shall be considered “margin payments” as such term is defined in Bankruptcy Code Section 741(5).

ARTICLE 3
PROCEDURES FOR REQUESTING AND ENTERING INTO TRANSACTIONS

3.1           Policies and Procedures.   In connection with the Transactions contemplated hereunder, Seller shall comply with all applicable policies and procedures of Buyer as may currently exist or as hereafter created to conform to current legal and reasonable market requirements. Such policies and procedures may be in writing, published on Buyer’s website(s) or otherwise contained in the Handbook. Buyer shall have the right to change, revise, amend or supplement its policies and procedures and the Handbook from time to time to conform to current legal requirements or Buyer practices by giving advance notice via Buyer’s website thereof to Seller.

3.2           Request for Transaction; Asset Data Record.

(a)                                  Request for Transaction.   Seller shall request a Transaction by delivering to Buyer, electronically or in writing, an Asset Data Record for each Mortgage Loan intended to be the subject of the Transaction no later than the Transaction Request Deadline; provided, however, that if Seller intends to request a Transaction or series of Transactions equal to or greater than ten million ($10,000,000) dollars, Seller shall provide Buyer not fewer than one (1) Business Day prior written notice thereof. If Buyer determines that the requested Transaction complies with the terms and conditions of this Agreement, Buyer shall confirm to Seller the terms of Transactions electronically or in writing. Buyer reserves the right to reject any Transaction request that Buyer determines, in its sole and good faith discretion, fails to comply with the terms and conditions of this Agreement or Buyer’s then current policies and procedures, which current policies and procedures shall be available via Buyer’s website prior to any request for a Transaction.

(b)                                 Failure to Enter into Transaction: Cancellation of Transaction.   Other than those Transactions that Buyer declines, or a return of Repurchase Price of a Wet Mortgage Loan as defined in Section 3.6(d) if Seller fails five (5) times or more to enter into a particular Transaction after Seller has requested a particular Transaction and submitted a

Asset Data Record in connection with such request, for each Transaction requested by Seller thereafter for which Seller fails to enter into such Transaction, Seller shall pay Buyer the Breakage Fee and reimburse Buyer for any reasonable out-of-pocket losses, costs and expenses incurred by Buyer in connection with such failure to enter into the Transaction, including, without limitation, costs relating to re-employment of funds obtained by Buyer and fees payable to terminate the arrangements through which such funds were obtained. In addition, if following disbursement by Buyer of the Purchase Price relating to any Transaction, Seller cancels such Transaction, regardless of the number of Transactions Seller has previously cancelled, Seller shall pay Buyer a price differential on such Purchase Price from the Date of Disbursement until, but not including, the date the Purchase Price is returned to Buyer.

(c)                                  Form of Asset Data Record.   Buyer shall have the right to revise or supplement the form of the Asset Data Record from time to time by giving reasonable prior notice thereof to Seller via Buyer’s website.

3.3           Delivery of Mortgage Loan Documents.

(a)                                  Dry Mortgage Loans.   Prior to any Transaction related to a Dry Mortgage Loan, Seller shall deliver to Buyer acting as custodian or its Custodian, or authorize and direct the Closing Agent to deliver to Buyer acting as custodian or its Custodian, the related Mortgage Loan Documents.

(b)                                 Wet Mortgage Loans.   With respect to a Transaction the subject of which is a Wet Mortgage Loan, Seller shall deliver to Buyer or its Custodian, or authorize and direct the Closing Agent to deliver to Buyer or its Custodian, the related Mortgage Loan Documents within the Wet Mortgage Loans Maximum Dwell Time.

(c)                                  Government Mortgage Loans.   If a Government Mortgage Loan is the subject of a Transaction, Seller shall, at the request of Buyer, deliver to Buyer acting as custodian or its Custodian, within sixty (60) calendar days following the date of such Transaction, a mortgage insurance policy issued under an FHA insurance program or a guaranty for the full and timely payment of principal and interest issued by the VA, as applicable, or evidence of such insurance or guaranty, as applicable, including proof of payment of the premium and the case number so Buyer can access the information on the computer system maintained by FHA or the VA.

(d)                                 Mortgage Loan Documents in Seller’s Possession.   At all times during which the Mortgage Loan Documents related to any Purchased Mortgage Loan are in the possession of Seller, and until such Purchased Mortgage Loan is repurchased by Seller, Seller shall hold such Mortgage Loan Documents in trust for the exclusive benefit of Buyer and shall act only in accordance with Buyer’s written instructions thereto.

(e)                                  Other Mortgage Loan Documents in Seller’s Possession.   With respect to each Purchased Mortgage Loan, until such Purchased Mortgage Loan is repurchased by Seller, Seller shall hold in trust all mortgage loan documents related to such Purchased Mortgage Loan and not delivered to Buyer, including, without limitation, the Other Mortgage Loan Documents, as applicable.

3.4           Haircut.   With respect to each Transaction, Seller shall ensure that there are sufficient funds on deposit in the Over/Under Account such that following the withdrawal of the Haircut by Buyer, the balance of the Over/Under Account is equal to or greater than the minimum required balance, as set forth in the Transactions Terms Letter.

3.5           Over/Under Account.

(a)                                  Minimum Balance.   Seller shall at all times maintain a margin balance in the Over/Under Account of not than less than that amount set forth in the Transactions Terms Letter, which account shall be used to assist in settling the Transactions and any other obligations under this Agreement. Buyer shall not be required to segregate and hold funds deposited by or on behalf of Seller in the Over/Under Account separate and apart from Buyer’s own funds or funds deposited by or held for others. Upon the occurrence of an Event of Default, Buyer shall have the right, in its sole and good faith discretion, to increase the minimum margin balance Seller is required to maintain in the Over/Under Account by giving notice to Seller thereof.

(b)                                 Deposits.

(i)            Seller.   Seller shall deposit margin in the form of funds in the Over/Under Account in accordance with the terms of this Agreement, including, without limitation, Section 3.4 and Section 3.5(a).

(ii)           Buyer.   Buyer shall credit to the Over/Under Account all amounts in excess of those amounts due to Buyer in accordance with the Principal Agreements on the date Buyer receives or has received both (1) a payment by Seller or an Approved Investor pursuant to a Purchase Commitment and (2) a Purchase Advice relating to such payment without discrepancy; provided, however, that funds and Purchase Advices received by Buyer after that time set forth in the Transactions Terms Letter, shall be deemed to have been received on the next Business Day. Buyer shall use reasonable efforts to notify Seller if there is a discrepancy between a wire transfer and the related Purchase Advice, and thereafter, Seller shall notify Buyer as to whether Buyer should accept such settlement payment despite the discrepancy between the amount received and the related Purchase Advice; provided, however, that if an Event of Default has occurred and is continuing, Buyer is not obligated to receive approval from Seller prior to accepting any amounts received and releasing the related Purchased Assets.

(iii)          Settlement Statement.   Buyer shall deliver to Seller via facsimile or make available to Seller via the Internet within one (1) Business Day following settlement of an Transaction, or as soon thereafter as is reasonably possible, a settlement statement, which includes an explanation of all amounts credited by Buyer to the Over/Under Account to settle the Transaction.

(c)                                  Withdrawals.

(i)                                     Seller.   If the amount credited to the Over/Under Account creates a balance in excess of the minimum margin balance required pursuant to Section 3.5(a) above, provided that no Event of Default has occurred and is continuing, Seller may submit a written request to Buyer for return or payment of such excess funds. If any such request is received by Buyer prior to 10:00 a.m. (Pacific time) on a Business Day, Buyer shall use commercially reasonable efforts to wire such requested excess funds to Seller by the end of such Business Day and in no event no later than two (2) Business Days after Buyer’s receipt of such request. Notwithstanding anything contained in this Section 3.5(c)(i) to the contrary, Buyer reserves the right to reject any request for excess funds from the Over/Under Account if Buyer determines, in its sole and good faith discretion, that such excess funds shall be used to satisfy Seller’s outstanding obligations under this Agreement or are subject to other rights as provided in this Agreement.

(ii)                                  Buyer. Buyer may, from time to time and without separate authorization by Seller or notice to Seller, withdraw funds from the Over/Under Account to settle amounts owed in accordance with the terms of this Agreement or to otherwise satisfy Seller’s obligations under this Agreement, including, without limitation:

(1)           with respect to any Transaction, to deliver the Haircut to the Closing Agent;

(2)           to reimburse itself for any reasonable costs and expenses incurred by Buyer as contemplated by this Agreement, and as permitted herein;

(3)           to pay itself any price differential on a Purchase Price that is due and owing;

(4)           to Seller as provided in Section 3.5(c)(i);

(5)           as security for the performance of Seller’s obligations hereunder;

(6)           without limiting the generality of Section 3.5(c)(ii)(5), as security for a Transaction as provided in Section 6.3(a) or as repayment of a Repurchase Price as provided in Section 6.3(b); and

(7)           in the exercise of Buyer’s or its Affiliates’ rights under Section 6.3(d) or Section 11.8.

(d)                                 Failure to Maintain Balance.  If, at any time, Seller fails to maintain in the Over/Under Account the minimum margin balance as required hereunder, in addition to any other rights and remedies that Buyer may have against Seller, and upon one (1) Business Day notice, Buyer shall have the right, at its sole and good faith discretion, to stop entering into Transactions with Seller and/or to charge Seller accrued interest on that portion of the minimum margin balance that Seller has failed to maintain, at the Default Rate, from the time that such balance failed to be maintained until the time that funds are deposited into or held in the Over/Account to comply with such minimum margin balance requirements hereunder. Without limiting the generality of the foregoing, it is understood and agreed that should the balance in the Over/Under Account become negative, Seller will continue to owe Buyer accrued interest as provided herein.

(e)                                  Security Interest.  Any funds of Seller at any time deposited or held in the Over/Under Account, whether such funds are required to be deposited and held in the Over/Under Account pursuant to this Section 3.5 or otherwise, are hereby pledged by Seller as security for its obligations under this Agreement, and Seller hereby grants a security interest in such funds to Buyer.

3.6                                 Payment of Purchase Price.

(a)                                  Payment of Purchase Price.  On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to Buyer against the simultaneous transfer of the Purchase Price to Seller simultaneously with the delivery to Buyer of the Purchased Mortgage Loans relating to each Transaction. With respect to the Purchased Mortgage Loans being sold by Seller on the Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related Purchased Assets.

(b)                                 Methods of Payment.  On the Purchase Date for each Transaction:

(i)                                     Buyer may pay the Purchase Price (A) by wire transfer in accordance with Seller’s wire instructions in Exhibit J, (B) if Seller is approved to receive the Purchase Price via cashiers check and has requested to receive the Purchase Price via cashiers check, by cashiers check or (C) if Seller is approved to present funding drafts to Buyer and Seller has requested to receive the Purchase Price via funding draft, by funding draft, subject to the requirements of Section 3.8. Unless Seller is approved to receive the Purchase Price via cashiers check or funding draft and Seller has requested that payment be made using one of these methods for a particular Transaction, Buyer shall pay the Purchase Price for all Transactions by wire transfer. Buyer shall have no obligation to pay the Purchase Price by cashiers check or funding draft unless and until Seller has requested to receive payment in such manner and Seller has otherwise complied with all applicable policies and procedures regarding such methods of payment. Notwithstanding the foregoing, Buyer shall not be obligated to pay the Purchase Price under any method of payment to any Closing Agent or warehouse lender that is not an Approved Payee. Further, the payment of the Purchase Price by Buyer to any Closing Agent or warehouse lender that is not an Approved Payee shall not make such Closing Agent or warehouse lender an Approved Payee. Any funds disbursed by Buyer to Seller or its Approved Payee shall be subject to all applicable federal, state and local laws, including, without limitation, regulations and policies of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk. Seller acknowledges that as a result of such applicable laws, regulations and policies, equipment malfunction, Buyer’s approval procedures or circumstances beyond the reasonable control of Buyer, the payment of a Purchase Price using one or more of the methods described above may be delayed. Further, Seller acknowledges that a funding draft may not constitute “good funds” under certain state laws and funds will not be released to the payee until Buyer, in its sole and good faith discretion, has reviewed and accepted the funding draft following presentment of the draft to the payor bank. Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating to any such delays; or

(ii)                                  Notwithstanding the foregoing, where a Purchased Mortgage Loan is the subject of third party financing, Buyer may pay all or any portion of the Purchase Price directly to the warehouse or other lender that has a security interest in the Purchased Mortgage Loan to satisfy the related indebtedness and obtain a release of such security interest.

(c)                                  Transaction Limitations and Other Restrictions Relating to Closing Agents.  Notwithstanding that a particular Transaction request will not exceed the Aggregate Transaction Limit or applicable Type Sublimit, if the payment of the Purchase Price for such Transaction to the related Closing Agent will violate Buyer’s applicable policies and procedures (as contained in the Handbook or otherwise) regarding payments to Closing Agents, Buyer may refuse to pay the Purchase Price to such Closing Agent.

(d)                                 Return of Purchase Price.  If a Wet Mortgage Loan subject to a Transaction is not closed within three (3) Business Days following the payment of the Purchase Price, Seller shall immediately return, or cause to be immediately returned, the Purchase Price to Buyer. If the Purchase Price was paid by cashiers check or funding draft, Seller shall immediately void, or cause to be immediately voided (i.e. direct the Closing Agent to immediately void) the cashiers check or funding draft, as applicable. Further, Seller shall pay Buyer all fees and any price differential thereon immediately upon notification from Buyer; provided, however, that price differential shall continue to accrue until the Purchase Price is returned to Buyer or the voided cashiers check is received and cancelled by Buyer, as applicable. If a cashier’s check has been issued with respect to any Transaction, Buyer shall not be obligated to wire funds or issue another cashiers check to fund such Transaction until the original voided cashiers check has been received and cancelled by Buyer.

3.7                                 Approved Payees.

(a)                                  Closing Agents.  In order for a Closing Agent to be designated an Approved Payee with respect to any Purchase Price, Seller shall submit to Buyer the following documents:

(i)                                     if the title company issuing the title policy that covers the applicable Purchased Mortgage Loan has not issued to Buyer a blanket Closing Protection Letter, which covers closings conducted by this Closing Agent in the jurisdiction where this closing will take place:

(1)                                  a valid blanket Closing Protection Letter, in a form acceptable to Buyer, issued to Seller or Buyer by the title company, which is issuing the title insurance policy that covers the related Purchased Mortgage Loan, that covers closings conducted by the Closing Agent in the jurisdiction where this closing will take place and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit F hereto; or

(2)                                  a valid Closing Protection Letter, in a form acceptable to Buyer, issued to Seller or Buyer by the title company, which is issuing the title insurance policy that covers the related Purchased Mortgage Loans, that covers the closing of this specific Purchased Mortgage Loan and if applicable, an assignment to Buyer of such Closing Protection Letter, substantially in the form of Exhibit F hereto; or

(3)                                  if Closing Protection Letters are not available or are limited in their applicability in the jurisdiction where the closing takes place, any other documents Buyer may reasonably require, including without limitation an assignment to Buyer of Seller’s rights under its fidelity bond and errors and omissions policy, substantially in the form of Exhibit F hereto; and

(ii)                                  evidence that the Irrevocable Closing Instructions, in the applicable form and signed by Seller and Buyer, have been delivered to such Closing Agent.

(b)                                 Warehouse Lenders.  In order for a warehouse lender to be designated an Approved Payee with respect to any Purchase Price, Seller shall submit to Buyer a written request, including the name and address of the warehouse lender, demonstrating a need for such designation. Notwithstanding the foregoing, Buyer reserves the right to refuse to designate any warehouse lender as an Approved Payee, or, alternatively, to require additional terms and conditions in order for Buyer to pay a Purchase Price to the warehouse lender.

(c)                                  Approval Process.  Buyer shall review the applicable documents and notify Seller within two (2) Business Days as to whether such Closing Agent or warehouse lender has been designated by Buyer, in its sole and good faith discretion, to be an Approved Payee with respect to such Purchase Price. Buyer may withdraw its approval of any Closing Agent or warehouse lender as an Approved Payee if Buyer becomes aware of any facts or circumstances at any time related to such Closing Agent or warehouse lender which Buyer determines, in its sole and good faith discretion, materially and adversely affects the Closing Agent or warehouse lender or otherwise makes the Closing Agent or warehouse lender unacceptable as an Approved Payee upon notification to Seller.

3.8                                 Funding Drafts.

(a)                                  Blank Funding Drafts.  If Seller is approved by Buyer to receive Purchase Prices by funding draft, Buyer, at its discretion, shall provide Seller with a limited number of blank drafts. Seller shall store such blank drafts in a secure location and employ sufficient security procedures to ensure that each funding draft issued by Seller is authorized, authentic and complete. As requested by Buyer, Seller shall submit to Buyer an accounting of all blank drafts provided to Seller, certified by Seller’s president or chief financial officer. Seller shall notify Buyer immediately if it discovers that any blank drafts are missing or otherwise not accounted for.

(b)                                 Completion of Funding Drafts.  With respect to any Purchase Price to be paid by funding draft, Seller shall not complete a funding draft until after it has submitted a Asset Data Record for the related Transaction to Buyer that includes the number of the draft that is to be used for the Purchase Price. Seller is responsible for completing each funding draft clearly and accurately. Buyer shall not be obligated to accept any funding draft that contains incorrect information, is illegible or is not signed by at least two (2) authorized officers of Seller. If Seller makes an error in completing a funding draft, Seller shall void the draft and return the voided draft to Buyer with its accounting of blank drafts. Further, Seller shall notify Buyer immediately in order to confirm a new draft number with respect to the Purchase Price. Buyer shall not have an obligation to accept any funding draft if the draft number does not match that approved by Buyer in connection with a specific Transaction.

(c)                                  Acceptance of Funding Drafts.  The payment of the Purchase Price by funding draft is subject to Buyer’s acceptance of the funding draft following presentment to the payor bank. Buyer will accept a funding draft upon confirmation of Seller’s compliance with the terms of this Agreement, including, without limitation, receipt by Buyer of the Asset Data Record prior to the date the funding draft was written, information contained on the funding draft is consistent with that previously provided to Buyer and the payee is an Approved Payee, as applicable. If Buyer rejects a funding draft for any reason, the Purchase Price for such Transaction may be paid by a new funding draft, provided all applicable procedures are followed, or by an alternate payment method.

(d)                                 Condition Precedent.  As a condition precedent to Seller issuing a funding draft, Seller shall have delivered to Buyer:

(i)                                     a completed signature card, in form and substance satisfactory to the bank on which the funding drafts are drawn; and

(ii)                                  a certificate of Seller’s corporate secretary, dated as of the current date, as to the incumbency and authenticity of the signatures of the officers of Seller authorized to sign funding drafts and the resolutions of the board of directors authorizing such officers to sign funding drafts on behalf of Seller.

ARTICLE 4
REPURCHASE

4.1                                 Repurchase Price.

(a)                                  Payment of Repurchase Price.  The Repurchase Price for each Purchased Mortgage Loan shall be payable in full and by wire transfer in accordance with Buyer’s wire instructions in Exhibit J upon the earliest to occur of (i) the Repurchase Date of the Purchased Mortgage Loan, (ii) the occurrence of any Repurchase Acceleration Event with respect to such Transaction or (iii) the expiration or termination of this Agreement. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan. While it is anticipated that Seller will repurchase each Purchased Mortgage Loan on its related Repurchase Date, Seller shall repurchase any Purchased Mortgage Loan hereunder on demand without any pre-payment penalty or premium.

(b)                                 Effect of Payment of Repurchase Price.  On the Repurchase Date (or such other date on which the Repurchase Price is paid by Seller), termination of the related Transaction will be effected by the repurchase by Seller or its designee of the Purchased Mortgage Loans and the simultaneous transfer of the Repurchase Price to an account of Buyer, or transfer of additional Mortgage Loan(s) (in each case as further described at Section 6.5), and all of Buyer’s rights, title and interests therein shall then be conveyed to Seller or its designee. Seller is obligated to obtain the Mortgage Loan Documents from Custodian at Seller’s expense on the Repurchase Date.

4.2                                 Repurchase Acceleration Events.  The occurrence of any of the following events shall be a Repurchase Acceleration Event with respect to a Transaction:

(a)                                  Buyer in its sole and good faith discretion has determined that the Purchased Mortgage Loan is a Defective Mortgage Loan;

(b)                                 thirty (30) calendar days elapse from the date the Mortgage Loan Documents relating to the Purchased Mortgage Loan were delivered to an Approved Investor and such Approved Investor has not returned the Mortgage Loan Documents or purchased the Purchased Mortgage Loan, unless an extension is granted by Buyer, in its sole and good faith discretion;

(c)                                  ten (10) Business Days elapse from the date a Mortgage Loan Document relating to the Purchased Mortgage Loan was delivered to Seller for correction or completion, without being returned to Buyer or its designee;

(d)                                 Seller fails to deliver to Buyer the related Mortgage Loan Documents within the Wet Mortgage Loans Maximum Dwell Time or any Mortgage Loan Document delivered to Buyer, upon examination by Buyer, is found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment and is not corrected within the Wet Mortgage Loans Maximum Dwell Time;

(e)                                  Regardless of whether a Purchased Mortgage Loan is a Defective Mortgage Loan, a foreclosure or similar type of proceeding is initiated with respect to the Purchased Mortgage Loan; or

(f)                                    the further sale of the Purchased Mortgage Loan by Seller.

4.3                                 Reduction of Asset Value as Alternative Remedy.  In Buyer’s sole and good faith discretion, in lieu of requiring full repayment of the Repurchase Price upon the occurrence of a Repurchase Acceleration Event, Buyer may elect to reduce the Asset Value of the related Purchased Mortgage Loan (to as low as zero) and accordingly require a full or partial repayment of such Repurchase Price or the delivery of other funds or collateral, which additional assets shall be “margin payments” or “settlement payments” as such terms are defined in Bankruptcy Code Section 741(5) and (8), respectively.

4.4                                 Designation as Noncompliant Mortgage Loan as Alternative Remedy.  In Buyer’s sole and good faith discretion, in lieu of requiring full repayment of the Repurchase Price upon the occurrence of a Repurchase Acceleration Event, Buyer may elect to deem the related Purchased Mortgage Loan a Noncompliant Mortgage Loan, provided that (a) after such Purchased Mortgage Loan is deemed to be a Noncompliant Mortgage Loan, the aggregate original Asset Value of all Noncompliant Mortgage Loans does not exceed the Type Sublimit for Noncompliant Mortgage Loans; (b) the Asset Value of the Noncompliant Mortgage Loan is greater than the Repurchase Price or Seller provides additional Purchased Assets or repays part of the Repurchase Price as provided in Section 6.3 in each case as a “margin payment” as such term is defined in Bankruptcy Code Section 741(5); and (c) Seller delivers to Buyer all documentation relating to the Purchased Mortgage Loan reasonably requested by Buyer.

4.5                                 Illegality or Impracticability.  Notwithstanding anything to the contrary in this Agreement, if Buyer determines in its sole and good faith discretion that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, the repurchase market for mortgage loans or mortgage-backed securities or the source or cost of Buyer’s funds, shall make it unlawful, impractical, or commercially unreasonable for Buyer to enter into or maintain Transactions as contemplated by this Agreement (a) the commitment of Buyer hereunder to enter into or to continue to maintain Transactions shall be cancelled and (b) the Repurchase Price for each Transaction then outstanding shall be immediately due and payable upon the earlier to occur of (i) the related scheduled Repurchase Date, (ii) within five (5) Business Days after the date required by any financial institution providing funds to Buyer, (iii) sale of the Purchased Mortgage Loan in accordance with the terms of this Agreement, (iv) the date as of which Buyer determines that such Transactions are unlawful or (v) within five (5) Business Days after the date Buyer determines that the payment of the Repurchase Price on its scheduled Repurchase Date will be impractical or commercially unreasonable because of the severe nature of the material and adverse change affecting the London interbank market, the repurchase market for mortgage loans or mortgage-backed securities or the source or cost of Buyer’s funds. For the avoidance of doubt, it is understood and agreed that a material and adverse change affecting the London interbank market, the repurchase market for mortgage loans or mortgage-backed securities or the source or cost of Buyer’s funds shall not automatically require Seller to pay the Repurchase Price for any Transaction then outstanding before its related scheduled Repurchase Date unless Buyer has made an additional determination that such change is severe, in which case, Seller shall have the time specified in subsection (v) in which to pay the Repurchase Price for each such Transaction. Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating from any actions taken by Buyer pursuant to this Section 4.5.

4.6                                 Payments Pursuant to Sale to Approved Investors.  Seller shall direct each Approved Investor purchasing a Purchased Mortgage Loan to pay directly to Buyer, by wire transfer of immediately available funds, the full purchase price, without set-off, as set forth in the applicable Purchase Commitment. In addition, Seller shall provide Buyer with a Purchase Advice relating to such payment. Seller shall not direct the Approved Investor to pay to Buyer an amount less than the full purchase price set forth in the applicable Purchase Commitment or modify or otherwise change the wire instructions for payment of the purchase price provided to Approved Investor by Buyer. Buyer shall apply all amounts received for the account of Seller in accordance with Section 4.7 below and credit all amounts due Seller to the Over/Under Account in accordance with Section 3.5(b)(ii) above. Buyer may reject any amount received from an Approved Investor and not release the related Purchased Mortgage Loan if (a) Buyer does not receive a Purchase Advice in respect of any wire transfer, or (b) Buyer does not receive the full purchase price, without set-off, as set forth in the applicable Purchase Commitment or (c) the amount received is not sufficient to pay the Repurchase Price. Alternatively, in lieu of rejecting an amount received by Buyer from an Approved Investor, at Buyer’s sole option and discretion, if the amount received from the Approved Investor does not equal or exceed the Repurchase Price, Buyer may accept the amount received from the Approved Investor and deduct the remaining amounts owed by Seller from the Over/Under Account or demand payment of such remaining amount from Seller.

If Seller receives any funds intended for Buyer, Seller shall segregate and hold such funds in trust for Buyer and immediately pay to Buyer all such amounts by wire transfer of immediately available funds together with providing Buyer with a settlement statement for the transaction.

4.7                                 Application of Payments from Seller or Approved Investors.  Unless Buyer determines otherwise in its sole and good faith discretion, payments made directly by Seller or an Approved Investor to Buyer shall be applied in the following order of priority:

(a)                                  first, in the exercise of Buyer’s rights under Section 6.3(d) or Buyer’ or its Affiliates’ rights under Section 11.8.

(b)                                 second, to all costs, expenses and fees incurred or charged by Buyer under this Agreement that are not related to a specific Transaction;

(c)                                  third, to any amounts due and owing to Buyer pursuant to Section 6.3;

(d)                                 fourth, to all costs, expenses and fees incurred or charged by Buyer under this Agreement that are related to the Transaction in connection with which the payment is made;

(e)                                  fifth, to the price differential due and owing on the Purchase Price in connection with which the payment is made;

(f)                                    sixth, to the price differentials on any Purchase Prices related to any other Transactions that are outstanding, due and owing, applied first to the Transaction with the earliest date;

(g)                                 seventh, to the amount of the Repurchase Price for the Transaction in connection with which the payment is made; and

(h)                                 eighth, to the amount of any Repurchase Prices related to any other Transactions that are outstanding, due and owing, applied first to the Transaction with the earliest date.

Buyer and Seller intend and agree that all such payments shall be “settlement payments” as such term is defined in Bankruptcy Code Section 741(8). After the settlement payments have been applied as set forth above, Buyer shall deposit in the Over/Under Account any amounts that remain.

4.8                                 Method of Payment.  Except as otherwise specifically provided herein, all payments hereunder must be received by Buyer on the date when due and shall be made in United States dollars by wire transfer of immediately available funds to such account designated by Buyer from time to time. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and with respect to payments of the Purchase Price, the price differential thereon shall be payable at the Applicable Pricing Rate during such extension. All payments made by or on behalf of Seller with respect to any Transaction shall be applied to Seller’s account in accordance with Section 3.5(b)(ii) and Section 4.7 above and shall be made in such amounts as may be necessary in order that all such payments after withholding for or on account of any present or future taxes, levies, imports, duties or other similar charges of whatsoever nature imposed by any government or any political subdivision or taxing authority hereof, other than any taxes on or measured by the net income of Buyer pursuant to the state, federal and local tax laws of the jurisdiction where Buyer’s principal office or offices or lending office or offices are located, compensate Buyer for any additional cost or reduced amount receivable of making or maintaining Transactions as a result of such taxes, imports, duties or other charges. All payments to be made by or on behalf of Seller with respect to any Transaction shall be made without set-off, counterclaim or other defense.

4.9                                 Notification of Payment.  Seller shall provide Buyer not fewer than one (1) Business Day prior written notice if Seller or an Approved Investor intends to remit a payment to Buyer equal to or greater than ten million ($10,000,000) dollars.

4.10                           Authorization to Debit.  In addition to any other authorizations to and rights of Buyer hereunder, Seller hereby expressly authorizes Buyer to debit any account maintained by Seller with any depository institution into which any funds related to the Purchased Mortgage Loans or related Purchased Assets have been deposited, including without limitation, any operating, settlement or custodial account, for the deposited amounts related to the Purchased Mortgage Loans due Buyer hereunder. For the avoidance of doubt, the foregoing debit rights of Buyer shall not apply to Purchased Mortgage Loans which have been repurchased by Seller pursuant to Section 6.5.

4.11                           Book Account.  Buyer and Seller shall maintain an account on their respective books of all Transactions entered into between Buyer and Seller and for which the Repurchase Price has not yet been paid. As a courtesy to Seller, Buyer shall provide such information to Seller via the Internet or by telephone or facsimile, if Seller is unable to access the information via the Internet. Notwithstanding the foregoing, Seller shall be responsible for maintaining its own book account and records of Transactions entered into with Buyer, amounts due to Buyer in connection with such Transactions and for paying such amounts when due. Failure of Buyer to provide Seller with information regarding any Transaction shall not excuse Seller’s timely performance of all obligations under this Agreement, including, without limitation, payment obligations under this Agreement.

4.12                           Full Recourse.  The obligations of Seller from time to time to pay the Repurchase Price, Margin Deficit payments, settlement payments and all other amounts due under this Agreement shall be full recourse obligations of Seller.

ARTICLE 5
FEES

5.1                                 Payment of Fees.  Seller shall pay to Buyer those fees set forth in this Agreement or the Transactions Terms Letter when they become due and owing. Without limiting the generality of the foregoing, the initial Facility Fee shall be paid on or before the Effective Date and if this Agreement is renewed, thereafter on or before the anniversary of the Effective Date. Further, the Unused Facility Fee shall be paid quarterly in arrears, on the first day of the months of January, April, July and October, for each preceding calendar quarter. Buyer shall be entitled to withdraw from the Over/Under Account or retain from payments made by Seller or an Approved Investor, subject to Section 4.6, any fees permitted under this Agreement that are due and owing. If such amounts on deposit in the Over/Under Account or payments received in connection with a Transaction are not sufficient to pay Buyer all fees owed, Buyer shall notify Seller and Seller shall pay to Buyer, within one (1) Business Day, all unpaid fees.

ARTICLE 6
SECURITY; SERVICING; MARGIN ACCOUNT MAINTENANCE; CUSTODY OF MORTGAGE LOAN
DOCUMENTS AND REPURCHASE TRANSACTIONS

6.1                                 Precautionary Grant of Security Interest.  Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, and without prejudice to the provisions of Section 6.6 and the expressed intent of the parties, if any Transactions are deemed to be loans, as security for the performance of all of Seller’s obligations hereunder, Seller hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Purchased Assets, and Seller shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code. Possession of any promissory notes, instruments or documents by the Custodian shall constitute possession on behalf of Buyer. At any time and from time to time, upon the written request of Buyer, and at the sole expense of Seller, Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Assets and the liens created hereby. Seller also hereby authorizes Buyer to file any such financing or continuation statement in a manner consistent with this Agreement to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction. This Agreement shall constitute a security agreement.

6.2                                 Servicing.

(a)                                  Servicer.  Other than as set forth in Section 6.2(m), Seller shall service, or shall cause the Servicer to service, the Purchased Mortgage Loans on behalf of Buyer as agent for Buyer for the period between the Purchase Date and the Repurchase Date of the Purchased Mortgage Loans.

(b)                                 Servicing Agreement.  If there is a Servicer of the Purchased Mortgage Loans, Seller shall enter into a Servicing Agreement with the Servicer on behalf of Buyer, which such Servicing Agreement shall be on terms agreed to by Buyer, and which shall include, at a minimum, (i) a recognition by the Servicer of Buyer’s interests and rights to the Purchased Mortgage Loans as provided under this Agreement; (ii) an obligation for the Servicer to service the Purchased Mortgage Loans consistent with the degree of skill and care that the Servicer customarily requires with respect to similar Mortgage Loans owned or managed by it but in no event no less than in accordance with Accepted Servicing Practices; (iii) an obligation to comply with all applicable federal, state and local laws and regulations; (iv) an obligation to maintain all state and federal licenses necessary for it to perform its servicing responsibilities; (v) an obligation not to impair the rights of Buyer in any Purchased Mortgage Loans or any payment thereto and (vi) an obligation to collect all sums payable in respect of the Purchased Mortgage Loans on behalf of Buyer, in trust, in segregated custodial accounts. Further, such Servicing Agreement shall contain express reporting requirements and other rights to allow Buyer to inspect the records of the Servicer with respect to the Purchased Mortgage Loans. Buyer may terminate the servicing of any Purchased Mortgage Loan with the then existing Servicer in accordance with either Section 6.2(f) or Section 6.2(m).

(c)                                  Servicing Obligations of Seller.  To the extent Seller shall service any Purchased Mortgage Loan, Seller shall:

(i)            Service and administer the Purchased Mortgage Loans on behalf of Buyer in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with the degree of care and servicing standards generally prevailing in the industry, including all applicable requirements of any Agency, and the requirements of any applicable Purchase Commitment and the Approved Investor, so that the eligibility of the Purchased Mortgage Loan for purchase under such Purchase Commitment is not voided or reduced by such servicing and administration;

(ii)           Subject to Subsection 6.2(f), and to the extent not otherwise held by the Custodian, Seller shall at all times maintain and safeguard the Mortgage Loan File for the Purchased Mortgage Loan, and in any event shall maintain and safeguard photocopies of the documents delivered to Buyer pursuant to Section 3.3, and accurate and complete records of its servicing of the Purchased Mortgage Loan; Seller’s possession of such Mortgage Loan File is for the sole purpose of servicing such Purchased Mortgage Loan and such retention and possession by Seller is in a custodial capacity only;

(iii)          Buyer may, at any time during Seller’s business hours on reasonable notice, examine and make copies of such documents and records, or require delivery of the originals of such documents and records to Buyer or its designee;

(iv)          At Buyer’s request, Seller shall promptly deliver to Buyer reports regarding the status of any Purchased Mortgage Loan being serviced by it, which reports shall include, but shall not be limited to, a description of any default thereunder for more than thirty (30) days or such other circumstances that could cause a Material Adverse Change on such Purchased Mortgage Loan, Buyer’s title to such Purchased Mortgage Loan or the collateral securing such Purchased Mortgage Loan; Seller is required to deliver such reports until the repurchase of the Purchased Mortgage Loan by Seller; and

(v)           Seller shall immediately notify Buyer if Seller becomes aware of any payment default that occurs under a Purchased Mortgage Loan.

(d)           Sale or Transfer of Servicing Rights.  Seller shall not sell or transfer any rights to service a Purchased Mortgage Loan without the prior written consent of Buyer.

(e)           Release of Mortgage Loan Files.  Seller shall release its custody of the contents of any Mortgage Loan File only in accordance with the written instructions of Buyer, except when such release is required as incidental to Seller’s servicing of the Purchased Mortgage Loan, is required to complete the Purchase Commitment, or as required by law.

(f)            Right to Appoint Successor Servicer.  Buyer reserves the right, upon the occurrence of an Event of Default, to appoint a successor servicer to service any Purchased Mortgage Loan (each a “Successor Servicer”). In the event of such an appointment, Seller shall perform all acts and take all action so that any part of the Mortgage Loan File and related servicing records held by Seller, together with all funds in the Custodial Account and other receipts relating to such Purchased Mortgage Loan, are promptly delivered to the Successor Servicer. Seller shall have no claim for lost Servicing Fees, lost profits or other damages if Buyer appoints a Successor Servicer hereunder.

(g)           Reserved.

(h)           Reserved.

(i)            Reserved.

(j)            Servicer Notice.  Seller shall provide promptly to Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer, advising the Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the servicing of the Purchased Mortgage Loans.

(k)           Notification of Servicer Defaults.  If Seller should discover that, for any reason whatsoever, any entity responsible to Seller by contract for managing or servicing any such Purchased Mortgage Loan has failed to perform fully Seller’s obligations under this Agreement or any of the obligations of such entities with respect to the Purchased Mortgage Loans, Seller shall promptly notify Buyer.

(l)            Termination.  Upon the occurrence of any Event of Default or Potential Default or a material default by Servicer under the Servicing Agreement, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans without payment of any penalty or termination fee. Seller shall cooperate, or cause the Servicer to cooperate, in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole and good faith discretion.

(m)          Buyer’s Right to Service. Buyer or its designee, at the Buyer’s discretion, shall be entitled to service some or all of the Purchased Mortgage Loans following the occurrence of an Event of Default or Potential Default, and thus receive and collect all sums payable in respect of same. Upon Buyer’s exercising of a valid right to service under this Agreement, and written notice to Seller that Buyer desires to service some or all of the Purchased Mortgage Loans, Seller shall promptly cooperate, or shall cause the Servicer to promptly cooperate, with all instructions of Buyer and do or accomplish all acts or things necessary to effect the transfer of the servicing to Buyer, at Seller’s sole expense. Upon Buyer’s servicing of the Purchased Mortgage Loans, (i) Buyer may, in its own name or in the name of Seller or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for the Purchased Mortgage Loan(s), but shall be under no obligation to do so; (ii) Seller shall, if Buyer so requests, pay to Buyer all amounts received by Seller upon or in respect of the Purchased Mortgage Loan(s) or other Purchased Assets, advising Buyer as to the source of such funds; and (iii) all amounts so received and collected by Buyer shall be held by it as part of the Purchased Assets or applied against any outstanding Repurchase Price owed Buyer.

6.3           Margin Account Maintenance.

(a)           Asset Value. Buyer shall have the right to determine the Asset Value of each Purchased Mortgage Loan on a daily basis.

(b)           Margin Deficit and Margin Call. If Buyer shall determine at any time that (A) the Asset Value of a Purchased Mortgage Loan subject to a Transaction is less than the related Repurchase Price or (B) the aggregate Asset Value of all Purchased Mortgage Loans for all such Transactions is less than the aggregate Repurchase Price (in either case, a “Margin Deficit”), then Buyer may, at its sole option and by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to either:

(i)            transfer to Buyer or its designee cash or eligible Mortgage Loans approved by Buyer in its sole and good faith discretion (“Additional Purchased Mortgage Loans”) so that the individual Asset Value of the Purchased Mortgage Loan or the aggregate Asset Value of the Purchased Mortgage Loans, including any such cash or Additional Purchased Mortgage Loans, will not be less than the individual Repurchase Price for the Transaction or the aggregate Repurchase Price for all Transactions by more than fifty thousand ($50,000) dollars; or

(ii)           pay one or more Repurchase Prices in an amount sufficient to reduce the outstanding Repurchase Prices to an amount at least fifty thousand ($50,000) dollars greater than the Asset Value of the Purchased Mortgage Loan(s).

If Buyer delivers a Margin Call to Seller on or prior to 12:00 p.m.. (Pacific time) on any Business Day, then Seller shall transfer cash or Additional Purchased Mortgage Loans to Buyer no later than 5:00 p.m. (Pacific time) the next Business Day. If Buyer delivers a Margin Call to Seller after 12:00 p.m. (Pacific time) on any Business Day, Seller shall be required to transfer cash or Additional Purchased Mortgage Loans no later than 12:00 p.m. (Pacific time) on the 2nd subsequent Business Day. Notice of a Margin Call may be provided by Buyer to Seller electronically or in writing, such as via electronic mail or posting such notice on Buyer’s customer website(s).

(c)           Buyer’s Discretion. Buyer’s election not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d)           Over/Under Account. Buyer may, in its sole and good faith discretion, withdraw from the Over/Under Account amounts equal to any Margin Deficit which is not otherwise satisfied by Seller within the time frames provided in this Section 6.3.

(e)           Credit to Repurchase Price. Any cash transferred to Buyer pursuant to this Section 6.3 shall be credited to the Repurchase Price of the related Transaction(s).

6.4           Custody of Mortgage Loan Documents.

(a)           Custodial Arrangements. Buyer may appoint any Person to act as the Custodian to hold possession of the Mortgage Loan Documents (or a portion thereof) and to take actions at the direction of Buyer. Seller hereby consents to any and all such appointments and agrees to deliver the Mortgage Loan Documents to the Custodian upon the direction of Buyer. Seller further agrees that (i) the Custodian shall be exclusively the agent, bailee and/or custodian of Buyer; (ii) receipt of the Mortgage Loan Documents by the Custodian shall be constructive receipt by Buyer of the Mortgage Loan Documents; (iii) Seller shall not have and shall not attempt to exercise any degree of control over the Custodian or any Mortgage Loan Document held by the Custodian.

(b)           Temporary Withdrawal of Mortgage Loan Documents for Correction. Buyer may, in its sole and good faith discretion, permit Seller to withdraw, for a period not to exceed ten (10) Business Days, specified Mortgage Loan Documents for the purpose of correcting or completing such documents; provided, however, that unless otherwise agreed to by Buyer in writing, in no event shall the outstanding balance of the Transactions related to such Mortgage Loan Documents exceed five percent (5%) of the Aggregate Transaction Limit. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(b), and the interest of Buyer in the related Purchased Mortgage Loan shall continued unimpaired until the Mortgage Loan Documents are returned to, or the proceeds thereof are received by, Buyer.

(c)           Delivery of Mortgage Loan Documents to Approved Investors. Provided that no Event of Default has occurred and is continuing, upon the written request of Seller, Buyer may, at its option and in its sole and good faith discretion, deliver to an Approved Investor set forth in the related Purchase Commitment, or its custodian, the Mortgage Loan Documents relating to a specified Purchased Mortgage Loan. All such Purchased Mortgage Loans and the related Mortgage Loan Documents shall at all times be covered by one or more Bailee Agreements, and Buyer or its designee will not release Mortgage Loan Documents to an Approved Investor unless Buyer or its Custodian has received a signed Bailee Agreement from the Approved Investor. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(c), and the interest of Buyer in the related Purchased Mortgage Loan shall continue unimpaired until the Mortgage Loan Documents are returned to, or proceeds thereof are received by, Buyer. If the Approved Investor does not purchase a Purchased Mortgage Loan as contemplated by the related Purchase Commitment, Seller shall, upon the request of Buyer, assist Buyer in the recovery of any Mortgage Loan Documents not returned by the Approved Investor to Buyer.

(d)           Delivery of Mortgage Loan Documents Relating to Mortgage-Backed Securities. Upon the written request of Seller, Buyer may, at its option and in its sole and good faith discretion, deliver to the certifying custodian the Mortgage Loan Documents relating to those Purchased Mortgage Loans that will be pooled to support a Mortgage-Backed Security. All such Purchased Mortgage Loans and the related Mortgage Loan Documents shall at all times be covered by a Bailee Agreement, and Buyer or its designee will not release Mortgage Loan Documents to a certifying custodian unless Buyer or its designee has received a signed tri-party custodial agreement from such custodian, in a form acceptable to Buyer. Buyer shall have no obligation to release any Mortgage Loan Documents to any certifying custodian that will not sign a custodial agreement acceptable to Buyer. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(d), and the interest of Buyer in the related Purchased Mortgage Loan shall continue unimpaired until the Mortgage Loan Documents are returned to, or proceeds thereof are received by, Buyer. Seller shall pay for all costs of the certifying custodian and use its best efforts to ensure that the issuer delivers the Mortgage-Backed Securities to the certifying custodian.

6.5           Release of Mortgage Loan Documents. Provided that no Event of Default has occurred and is continuing, Seller may repurchase a Purchased Mortgage Loan by either:

(a)          paying, or causing an Approved Investor to pay, to Buyer, subject to Sections 4.6 and 4.7 above, the Repurchase Price; or

(b)          transferring to Buyer additional Mortgage Loan(s) satisfactory to Buyer and/or cash, in aggregate amounts sufficient to cover the amount by which the aggregate amount of Transactions then outstanding hereunder (plus accrued interest and accrued fees with respect thereto) exceeds the Asset Value of the existing Purchased Mortgage Loan(s), excluding the Purchased Mortgage Loan(s) to be released.

Upon receipt of the applicable amount, as set forth above, Buyer shall deliver or shall cause the Custodian to deliver the related Mortgage Loan Documents to Seller or Seller’s designee, if such documents have not already been delivered pursuant to a Bailee Agreement. If such release gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6.3(b). Buyer shall have no obligation to release a repurchased Purchased Mortgage Loan or terminate its security interest in such Purchased Mortgage Loan until such Margin Call is satisfied.

6.6           Sales Transactions; Repurchase Transactions. For the avoidance of doubt, Buyer and Seller confirm that the Transactions contemplated by this Agreement are intended to be sales transactions and absolute assignments of the Purchased Mortgage Loans by Seller to Buyer, and not borrowings secured by the Purchased Mortgage Loans. Title to all Purchased Mortgage Loans and related Purchased Assets shall pass to Buyer upon payment of the Purchase Price. Accordingly, beginning on the Purchase Date and prior to the Repurchase Date, Buyer may in its sole discretion and without notice to Seller engage in repurchase transactions with respect to any or all of the Purchased Mortgage Loans or otherwise pledge, hypothecate, assign, transfer or convey any or all of the Purchased Mortgage Loans (such transactions, “Repurchase Transactions”), provided, however, that to the extent Buyer engages in any Repurchase Transactions, it shall have reacquired title to the Purchased Mortgage Loans prior to the Repurchase Date. Seller shall not be responsible for any additional obligations, costs or fees in connection with such Repurchase Transactions. Seller shall not take any action inconsistent with Buyer’s ownership of a Purchased Mortgage Loan and shall not claim any legal, beneficial or other interest in such a Purchased Mortgage Loan other than the limited right and obligations to provide servicing of such Purchased Mortgage Loans where Buyer designates Seller as servicer as provided in Section 6.2.

ARTICLE 7

CONDITIONS PRECEDENT

7.1           Initial Transaction. As conditions precedent to Buyer’s obligation to enter into the initial Transaction hereunder:

(a)           Seller shall have delivered to Buyer, in form and substance satisfactory to Buyer:

(i)            this Agreement signed by Seller;

(ii)           the Transactions Terms Letter signed by Seller;

(iii)          an Electronic Tracking Agreement signed by Seller;

(iv)          if required in the Transactions Terms Letter, a Guarantee(s) signed by each Guarantor(s);

(v)           a Power of Attorney signed by Seller;

(vi)          a certified copy of Seller’s articles or certificate of incorporation and bylaws (or corresponding organizational documents if Seller is not a corporation) and, if required by Buyer, a certificate of good standing issued by the appropriate official in Seller’s jurisdiction of organization, dated no less recently than one (1) month prior to the date hereof;

(vii)         a certificate of Seller’s corporate secretary, substantially in the form of Exhibit C  hereto, dated as of the Effective Date, as to the incumbency and authenticity of the signatures of the officers of Seller executing the Principal Agreements and the resolutions of the board of directors of Seller (or its equivalent governing body or Person), substantially in the form of Exhibit D hereto;

(viii)        independently audited financial statements of Seller (and its Subsidiaries, on a consolidated basis) for each of the two (2) fiscal years most recently ended (if available), containing a balance sheet and related statements of income, stockholders’ equity and cash flows, all prepared in accordance with GAAP, applied on a basis consistent with prior periods, and otherwise acceptable to Buyer, together with an auditor’s opinion that is unqualified or otherwise is consented to in writing by Buyer;

(ix)          if more than one (1) year has passed since the close of the most recently ended fiscal year, interim financial statements of Seller covering the period from the first day of the current fiscal year to the last day of the most recently ended month;

(x)           financial statements of each of the Guarantors, if any, signed by them, dated no less recently than three (3) months prior to the date of the initial Transaction;

(xi)          Reserved. (there is no section 9.11)

(xii)         if required by Buyer, a subordination agreement, in form and substance satisfactory to Buyer, executed by any Person which is, as of the Effective Date, a creditor of Seller, including each Guarantor (if required by the Transaction Terms Letter) and each Affiliate of Seller that is a creditor of Seller;

(xiii)        an Acknowledgement of Confidentiality of Password Agreement;

(xiv)        the initial Facility Fee, if applicable;

(xv)         a Servicer Notice, if applicable;

(xvi)        if so requested by Buyer, the Control Agreement in a form reasonably satisfactory to Buyer;

(xvii)       if required, a Servicing Agreement signed by the Servicer and Seller;

(xviii)     a copy of Seller’s underwriting guidelines for Mortgage Loans:

(xix)        that certain letter agreement regarding Acquisition of Home Loan Center, Inc. by LendingTree, LLC, dated as of January 25, 2008 by and between Buyer, Seller and LendingTree, LLC; and

(xx)         such other documents as Buyer or its counsel may reasonably request.

(b)           Buyer shall have determined that it has received satisfactory evidence that the appropriate Uniform Commercial Code Financial Statements (UCC-1) and/or such other instruments as may be necessary in order to create in favor of Buyer, a perfected first-priority security interest in the Purchased Mortgage Loans and related Purchased Assets should any of the Transactions be deemed to be loans, and same shall have been duly executed and appropriately filed or recorded in each office of each jurisdiction in which such filings and recordations are required to perfect such first-priority security interest.

7.2           All Transactions. As conditions precedent to Buyer considering whether to enter into any Transaction hereunder, including the initial Transaction:

(a)           Seller shall have delivered to Buyer, in form and substance satisfactory to Buyer and not later than the Transaction Request Deadline:

(i)            a Asset Data Record for the Purchased Mortgage Loan, which Asset Data Record may be an individual record or part of a group report and shall be authenticated by Seller with the PIN or the handwritten signature of an authorized officer of Seller;

(ii)           the Mortgage Loan Documents relating to the Purchased Mortgage Loan, unless such Purchased Mortgage Loan is a Wet Mortgage Loan;

(iii)          a copy of a Purchase Commitment for the related Purchased Mortgage Loan, unless the Transactions Terms Letter states otherwise;

(iv)          written evidence that all Transaction Requirements have been satisfied; and

(v)           such other documents pertaining to the Transaction as Buyer may reasonably request, from time to time.

(b)           an amount equal to the Haircut plus the minimum required balance, as set forth in Section 3.5(a), shall be on deposit in the Over/Under Account;

(c)           Seller shall have paid all Facility Fees and Unused Facility Fees that are due;

(d)           Seller shall have designated an Approved Payee, if applicable, to whom such funds shall be delivered;

(e)           the representations and warranties of Seller set forth in Article 8 hereof shall be true and correct in all material respects as if made on and as of the date of each Transaction. At the request of Buyer, Buyer shall have received an officer’s certificate signed by a responsible officer of Seller certifying as to the truth and accuracy of same;

(f)            if required by Buyer, Seller and each Guarantor (if required by the Transactions Terms Letter) shall have performed all agreements to be performed by them hereunder and under the Guarantee, respectively, and after giving effect to the requested Transaction, there shall exist no Event of Default or Potential Default hereunder;

(g)           no Potential Default, Event of Default or a Material and Adverse Change shall have occurred and be continuing; and

(h)           Seller shall have deposited all amounts required under Section 6.2(g) into the Custodial Account.

7.3           Intercreditor Agreements. If required by Buyer, within sixty (60) calendar days following the Effective Date, Seller shall deliver to Buyer an lntercreditor Agreement signed by each creditor that provides warehouse lines of credit, repurchase facilities or similar mortgage finance arrangements to Seller. By way of example but not limitation, if Seller has a mortgage financing agreement with a syndication of creditors or if an Affiliate of Seller is providing Seller a warehouse line of credit or mortgage financing, Buyer may require that such creditors execute an lntercreditor Agreement. If Seller fails to provide Buyer with any required Intercreditor Agreement within the time frame stated herein, Buyer may, in its sole and good faith discretion, determine that such failure adversely affects the creditworthiness of Seller and may modify the terms and conditions under which it will continue to enter into Transactions with Seller. Buyer shall not be liable to Seller for any costs, losses or damages arising from or relating to any changes made by Buyer to the terms and conditions under which it will continue to enter into Transactions with Seller. Further, Buyer agrees that it shall deliver to Seller a signed Intercreditor Agreement substantially in a form similar to Exhibit L, as requested by Seller if required by any other creditor that provides Seller warehouse lines of credit, repurchase facilities or similar mortgage finance arrangements.

7.4           Satisfaction of Conditions. The entering into of any Transaction prior to or without the fulfillment by Seller of all the conditions precedent thereto, whether or not known to Buyer, shall not constitute a waiver by Buyer of the requirements that all conditions, including the non-performed conditions, shall be required to be satisfied with respect to all Transactions. All conditions precedent hereunder are imposed solely and exclusively for the benefit of Buyer and may be freely waived or modified in whole or in part by Buyer. Any waiver or modification asserted by Seller to have been agreed by Buyer must be in writing. Buyer shall not be liable to Seller for any costs, losses or damages arising from Buyer’s determination that Seller has not satisfactorily complied with any applicable condition precedent.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1           Representations and Warranties Concerning Seller. Seller represents and warrants to and covenants with Buyer that the following are true and correct as of the Effective Date through and until the date on which all obligations of Seller under this Agreement are fully satisfied:

(a)           Due Formation and Good Standing. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the full legal power and authority to own its property and to carry on its business as currently conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary.

(b)           Authorization. The execution, delivery and performance by Seller of the Principal Agreements and all other documents and transactions contemplated thereby, are within Seller’s corporate powers, have been duly authorized by all necessary corporate action and do not constitute or will not result in (i) a breach of any of the terms, conditions or provisions of Seller’s articles or certificate of incorporation or bylaws (or corresponding organizational documents if Seller is not a corporation); (ii) a material breach of any legal restriction or any agreement or instrument to which Seller is now a party or by which it is bound; (iii) a material default or an acceleration under any of the foregoing; or (iv) the violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject.

(c)           Enforceable Obligation. The Principal Agreements and all other documents contemplated thereby constitute legal, binding and valid obligations of Seller, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights.

(d)           Approvals. The execution and delivery of the Principal Agreements and all other documents contemplated thereby and the performance of Seller’s obligations thereunder do not require any license, consent, approval, authorization or other action of any Person, including any state, federal, governmental or regulatory authority, or if required, such license, consent, approval, authorization or other action has been obtained prior to the Effective Date.

(e)           Compliance with Laws. Seller is not in violation of any provision of any applicable law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that will have a material adverse effect on the business, operations, assets or financial condition of Seller.

(f)            Financial Condition. All financial statements of Seller and each Guarantor (if indicated in the Transactions Terms Letter) delivered to Buyer fairly and accurately present the financial condition of the parties for whom such statements are submitted. The financial statements of Seller have been prepared in accordance with GAAP consistently applied throughout the periods involved, and there are no contingent liabilities not disclosed thereby that would adversely affect the financial condition of Seller. Since the close of the period covered by the latest financial statement delivered to Buyer with respect to Seller, there has been no material adverse change in the assets, liabilities or financial condition of Seller nor is Seller aware of any facts that, with or without notice or lapse of time or both, would or could result in any such material adverse change. No event has occurred, including, without limitation, any litigation or administrative proceedings, and no condition exists or, to the knowledge of Seller, is threatened, that (i) might render Seller unable to perform its obligations under the Principal Agreements and all other documents contemplated thereby; (ii) would constitute an Event of Default; or (iii) might adversely affect the financial condition of Seller or the validity, priority or enforceability of the Principal Agreements or any other documents contemplated thereby.

(g)           Credit Facilities. The only credit facilities, including repurchase agreements for mortgage loans and mortgage-backed securities, of Seller that are presently in effect and are secured by mortgage loans or provide for the purchase, repurchase or early funding of mortgage loan sales, are with Persons disclosed to Buyer at the time of application, or thereafter disclosed to and approved by Buyer, and, if required by Buyer, such Persons have executed and delivered an Intercreditor Agreement (or will execute and deliver an lntercreditor Agreement within sixty (60) days following the Effective Date in accordance with Section 7.3) or warehouse lenders that are Approved Payees.

(h)           Title to Assets. Seller has good, valid, insurable (in the case of real property) and marketable title to all of its properties and other assets, whether real or personal, tangible or intangible, reflected on the financial statements delivered to Buyer with respect to Seller, except for such properties and other assets that have been disposed of in the ordinary course of business of Seller’s mortgage banking business, and all such properties and other assets are free and clear of all liens except as disclosed in such financial statements.

(i)            Litigation. There are no actions, claims, suits, investigations, or proceedings pending, or to the knowledge of Seller, threatened or reasonably anticipated against or affecting Seller in any court or before or by any arbitrator, government commission, board, bureau or other administrative agency that, if adversely determined, may reasonably be expected to result in any material and adverse change in the business, operations, assets, licenses, qualifications or financial condition of Seller.

(j)            Payment of Taxes. To the best of its knowledge, Seller has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or its property or income that are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof.

(k)           No Defaults. Seller is not in default under any indenture, mortgage, deed of trust, agreement or other instrument or contractual or legal obligation to which it is a party or by which it is bound.

(i)            ERISA. If applicable, Seller is in compliance in all material respects with the requirements of ERISA, and no Reportable Event has occurred under any Plan maintained by Seller.

(m)          Approved Mortgagee. If represented in Buyer’s Credit Application or otherwise indicated by Seller to Buyer, Seller is an approved FHA, VA, Ginnie Mae, Fannie Mae and/or Freddie Mac seller, mortgagee and/or servicer and is in good standing with these agencies.

(n)           True and Complete Disclosure. Seller shall make full disclosure to Buyer of all information that could materially adversely affect the execution, delivery and performance by Seller of its obligations under the Principal Agreements. All information furnished to Buyer by or on behalf of Seller in connection with the Principal Agreements or any transaction contemplated thereby, including, without limitation, all information set forth in the Application, is true, accurate and complete in all material respects on the date furnished, and there has been no material adverse change in the condition, financial or otherwise, of Seller from the time such information was provided to Buyer.

(o)           Ownership; Priority of Liens.  Seller owns all Mortgage Loans identified in the Transactions Terms Letter that are to become Purchased Mortgage Loans, and any Transaction shall convey all of Seller’s right, title and interest in and to such Purchased Mortgage Loans and other Purchased Assets to Buyer. This Agreement shall also create in favor of Buyer, a valid, enforceable, perfected first priority lien and security interest in the Purchased Mortgage Loans and other Purchased Assets, prior to the rights of all third Persons and subject to no other liens.

(p)           Investment Company Act. Seller is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q)           Filing Jurisdictions; Relevant States. Schedule 1 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Assets. Schedule 1 sets forth all of the states or other jurisdictions in which Seller originates Mortgage Loans in its own name or through brokers on the date of this Agreement.

(r)            Seller Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.

(s)           Custodial Account. All funds required to be segregated and deposited into the Custodial Account have been so segregated and deposited.

(t)            Chief Executive Office. Seller’s principal place of business is located at 163 Technology Drive, Irvine, CA 92618.

8.2           Representations and Warranties Concerning Purchased Assets. Seller represents and warrants to and covenants with Buyer that the following are true and correct with respect to each Purchased Mortgage Loan as of the related Purchase Date through and until the date on which such Purchased Mortgage Loan is repurchased by Seller:

(a)           Eligible Loan. The Mortgage Loan is a Conventional Conforming Mortgage Loan, Government Mortgage Loan, Jumbo Mortgage Loan, Super Jumbo Mortgage Loan, Expanded Criteria Mortgage Loan, Subprime Mortgage Loan, Closed-End Second Lien Mortgage Loan, HELOC Mortgage Loan or Nonperforming/Subperforming Mortgage Loan, as applicable. The Mortgage Loan is a legal, valid and binding obligation of the Mortgagor thereunder, enforceable in accordance with its terms and subject to no offset, defense or counterclaim, obligating Mortgagor to make the payments specified therein.

(b)           Purchase Commitment. Unless otherwise stated in the Transactions Terms Letter, the Mortgage Loan is covered by a Purchase Commitment that permits assignment thereof to Buyer, does not exceed the availability under such Purchase Commitment, conforms to the requirements and specifications set forth in such Purchase Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Approved Investor and is eligible for sale to and insurance or guaranty by, respectively, the applicable Approved Investor and any applicable Insurer.

(c)           Asset Data Record. The information contained in the Asset Data Record is true, correct and complete in all material respects.

(d)           Origination and Servicing. The Mortgage Loan has been originated and serviced in material compliance with all industry standards, applicable Approved Investor and Insurer requirements and all applicable federal, state and local statutes, regulations and rules, including, without limitation, the Federal Truth-in-Lending Act of 1968, as amended, and Regulation Z thereunder, the Federal Fair Credit Reporting Act, the Federal Equal Credit Opportunity Act, the Federal Real Estate Settlement Procedures Act of 1974, as amended, and Regulation X thereunder, and all applicable usury, licensing, real property, consumer protection and other laws.

(e)           Mortgage Loan Documents. The Mortgage Loan is evidenced by instruments acceptable to FHA, VA, Fannie Mae, Freddie Mac or the Approved Investor, as applicable, given the type of Mortgage Loan. The Mortgage Loan Documents and other mortgage loan documents have been duly executed and delivered by the Mortgagor and create valid and legally binding obligations of the Mortgagor, enforceable in accordance with their terms, except as may be limited by bankruptcy or other laws affecting the enforcement of creditor’s rights generally, and there are no valid rights of rescission, set-offs, counterclaims or other defenses with respect thereto.

(f)            Lien Position. The Mortgage Loan is secured by a valid first priority lien on the Mortgaged Property under the laws of the state where the related mortgaged property in located; provided, however, that if the Mortgage Loan is a Closed-End Second Lien Mortgage Loan or HELOC Mortgage Loan, it is secured by a valid second lien on the Mortgaged Property.

(g)           No Future Advances. Except in the case of a HELOC Mortgage Loan where there may be future disbursements, the full original principal amount of each Mortgage Loan, net of any discounts, has been fully advanced or disbursed to the Mortgagor named therein, unless otherwise expressly agreed by the parties in writing. Seller shall retain the ability to enter into a Transaction in circumstances where funds shall be held in escrow after the Transaction date pending the completion of on-site improvements.

(h)           No Default. There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note, and no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration. Seller has not waived any default, breach, violation or event of acceleration.

(i)            No Waiver. The terms of the Mortgage Loan have not been waived, impaired, changed or modified, except to the extent such amendment or modification has been disclosed to Buyer in writing and does not affect the salability of the Mortgage Loan pursuant to the applicable Purchase Commitment.

(j)            Taxes and Insurance. All taxes, governmental assessments, insurance premiums, water, sewer and similar municipal charges (if included in the applicable property tax billing statement), leasehold payments or ground rents that previously became due and owing have been paid or a escrow of funds has been established in an amount sufficient to pay for every such item that remains unpaid.

(k)           Private Mortgage Insurance. Each Conventional Conforming Mortgage Loan is insured by a policy of private mortgage insurance in the amount required by Fannie Mae or Freddie Mac, as applicable, and by an Insurer and all provisions of such private mortgage insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. There are no defenses, counterclaims or rights of setoff affecting the Conventional Conforming Mortgage Loan or affecting the validity or enforceability of any private mortgage insurance applicable to such Mortgage Loan.

(l)            Government Mortgage Loans. If the Mortgage Loan is represented by Seller to have, or to be eligible for, FHA insurance, such Mortgage Loan is insured, or eligible to be insured, pursuant to the National Housing Act. If the Mortgage Loan is represented by Seller to be guaranteed, or to be eligible for guarantee, by the VA, such Mortgage Loan is guaranteed, or eligible to be guaranteed, under the provisions of Chapter 37 of Title 38 of the United States Code. As to each FHA insurance certificate or each VA guaranty certificate, Seller has complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guarantee have been paid, there has been no act or omission that would or may invalidate any such insurance or guaranty, and the insurance or guaranty is, or when issued, will be in full force and effect with respect to such Government Mortgage Loan. There are no defenses, counterclaims or rights of setoff affecting the Government Mortgage Loan or affecting the validity or enforceability of the FHA insurance or VA guaranty applicable to such Mortgage Loan.

(m)          Hazard Insurance. The Mortgage Loan is covered by a policy of hazard insurance, flood insurance and insurance against other insurable risks and hazards as required by the applicable Approved Investor and the agreements applicable to such Mortgage Loan, in amounts not less than the outstanding principal balance of the Mortgage Loan or such maximum lesser amount as permitted by the applicable Approved Investor and applicable law, all in a form usual and customary in the industry and that is in full force and effect, and all amounts required to have been paid under any such policy have been paid.

(n)           Title Insurance. A valid and enforceable title insurance policy has been issued or a commitment to issue such title insurance policy has been obtained for the Mortgage Loan in an amount not less than the original principal amount of such Mortgage Loan, which title insurance policy insures that the Mortgage relating thereto is a valid first lien or second lien, as applicable, on the property therein described and that the mortgaged property is free and clear of all encumbrances and liens having priority over the first lien of the Mortgage (unless the Mortgage Loan is a Closed-End Second Lien Mortgage Loan or HELOC Mortgage Loan) and otherwise in compliance with the requirements of the applicable Approved Investor. The title insurance company that issued the applicable Closing Protection Letter has also issued or has committed to issue the title insurance policy.

(o)           Assignment. The Assignment (i) has been duly authorized by all necessary corporate action by Seller, duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and (ii) complies with all applicable laws including all applicable recording, filing and registration laws and regulations and is adequate and legally sufficient for the purpose intended to be accomplished thereby, including, without limitation, the assignment of all of the rights, powers and benefits of Seller as mortgagee.

(p)           No Fraud. No error, omission, misrepresentation, negligence, fraud or similar occurrence has taken place in any material respect with respect to the Mortgage Loan on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.

8.3           Continuing Representations and Warranties. By submitting a Asset Data Record hereunder, Seller shall be deemed to have represented and warranted the truthfulness and completeness of the statements set forth in Sections 8.1 and 8.2.

ARTICLE 9
AFFIRMATIVE COVENANTS

Seller hereby covenants and agrees with Buyer that during the term of this Agreement and for so long as there remain any obligations of Seller to be paid or performed under the Principal Agreements:

9.1                                      Financial Statements and Other Reports.

(a)                                  Interim Statements. Seller shall deliver to Buyer financial statements of Seller, including statements of income and changes in shareholders’ equity for the period from the beginning of such fiscal year to the end of such month or quarter, within the time frame required in the Transactions Terms Letter, and the related balance sheet as of the end of such month or quarter, within the time frame required in the Transactions Terms Letter, all in reasonable detail and certified by an officer of the Seller, subject, however, to year-end audit adjustments;

(b)                                 Annual Statements. Seller shall deliver to Buyer, within the time frame required in the Transactions Terms Letter, audited financial statements of Seller, including statements of income and changes in shareholders’ equity for such fiscal year and the related balance sheet as at the end of such fiscal year, all in reasonable detail and accompanied by an opinion of a certified public accounting firm reasonably satisfactory to Buyer including a management representation letter signed by the chief financial officer of Seller stating that the financial statements fairly present the financial condition and results of operations of Seller as of the end of, and for, such year;

(c)                                  Officer’s Certificate. Together with the financial statements required to be delivered pursuant to Sections 9.1(a) and (b), Seller shall deliver to Buyer an officer’s certificate substantially in the form of Exhibit E hereto;

(d)                                 Annual Statements of Guarantor. If required by Buyer, Seller shall deliver to Buyer updated financial statements of each Guarantor (if required and indentified in the Transaction Terms Letter), signed by each of them, within the time frame required in the Transactions Terms Letter, and, if no time frame is specified, within ninety (90) days following the end of each calendar year;

(e)                                  Hedging Reports. Upon request, Seller shall deliver to Buyer, or caused to be delivered to Buyer, a reconciliation report, in a form reasonably satisfactory to Buyer, including, without limitation, a report of all outstanding Transactions and their related Purchase Commitments, availability under unused Purchase Commitments and all amounts outstanding and available under other warehouse lines of credit, repurchase agreements and similar credit facilities; and

(f)                                    Reports and Information Regarding Purchased Mortgage Loans. Seller shall deliver to Buyer, with reasonable promptness, copies of any reports related to the Purchased Mortgage Loans and any other information in Seller’s possession related to the Purchased Mortgage Loans as Buyer, in its sole and good faith discretion, may reasonably request.

(g)                                 Other Reports. As may be reasonably requested by Buyer from time to time, Seller shall deliver to Buyer, within thirty (30) days of filing or receipt (i) copies of all regular or periodic financial or other reports, if any, that Seller files with any governmental, regulatory or other agency and (ii) copies of all audits, examinations and reports concerning the operations of Seller from any Approved Investor, Insurer or licensing authority. Seller shall also deliver to Buyer, with reasonable promptness, such further information reasonably related to the business, operations, properties or financial condition of Seller, in such detail and at such times as Buyer, in its sole and good faith discretion, may request. Seller understands and agrees that all reports and information provided to Buyer by or relating to Seller may be disclosed to Buyer’s Affiliates.

9.2                                      Inspection of Properties and Books. As required by applicable law and prudent mortgage banking practices, Seller shall keep accurate and complete records of the Purchased Mortgage Loans. At no cost to Buyer (except in the case where Buyer desires information from third parties), Seller shall permit authorized representatives of Buyer to discuss the business, operations, assets and financial condition of Seller with its officers and employees and to examine its books of account and make copies and/or extracts thereof, upon reasonable notice to Seller at Seller’s place of business during normal business hours. Further, Seller will provide its accountants with a copy of this Agreement promptly after the execution hereof and will instruct its accountants to answer, at no cost to Buyer, any and all questions that any authorized representative of Buyer may address to them in reference to the financial condition or affairs of Seller. Seller may have its representatives in attendance at any meetings between the officers or other representatives of Buyer and Seller’s accountants held in accordance with this authorization.

9.3                                      Notice. Seller shall give Buyer prompt written notice, in reasonable detail, of:

(a)                                  any and all material changes to the information set forth in the Application;

(b)                                 any action, suit or proceeding instituted by or against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic and if permitted by such body), or any such action, suit or proceeding threatened in writing against Seller, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against Seller, involves a potential liability, on an individual or aggregate basis, that, if adversely determined, may reasonably be expected to result in any material and adverse change in the business, operations, assets, licenses, qualifications or financial condition of Seller.

(c)                                  the filing, recording or assessment of any valid federal, state or local tax lien against it, or any of its assets;

(d)                                 the occurrence of any Event of Default;

(e)                                  the actual or threatened suspension, revocation or termination of Seller’s licensing or eligibility, in any respect, as an approved, licensed lender, seller, mortgagee or servicer that, if adversely determined, may reasonably be expected to result in any material and adverse change in the business, operations, assets, licenses, qualifications or financial condition of Seller.

(f)                                    the suspension, revocation or termination of any existing and material credit or investor relationship to facilitate the sale and/or origination of residential mortgage loans if such suspension revocation or termination is made by any party other than Seller;

(g)                                 any demand(s), whether on an individual or aggregate basis, by an Approved Investor or Insurer for (i) the repurchase of a mortgage loan(s) that, if adversely determined, may reasonably be expected to result in any material and adverse change in the business, operations, assets, licenses, qualifications or financial condition of Seller.

(h)                                 any potential or existing Purchased Mortgage Loan where a director, officer, shareholder, member, partner or owner of Seller is the Mortgagor or guarantor or where the related Mortgaged Property is being sold by a director, officer, shareholder, member, partner or owner of Seller;

(i)                                     any Purchased Mortgage Loan ceases to be an eligible Purchased Asset for the security of the Transactions;

(j)                                     any Approved Investor that threatens to set-off amounts owed by Seller to such Approved Investor against the purchase proceeds owed by the Approved Investor to Seller for the Purchased Mortgage Loans (excluding amounts owed by Seller to the Approved Investor which are directly related to the Purchase Mortgage Loans and which are allowed to be set-off by the Approved Investor pursuant to the Bailee Agreement);

(k)                                  any change in the Executive Management of Seller;

(l)                                     any other action, event or condition of any nature that could be reasonably expected to lead to or result in a material adverse effect on the business, operations, assets or financial condition of Seller or that, without notice or lapse of time or both, would constitute a default under any agreement, instrument or indenture to which Seller is a party or to which Seller, its properties or assets may be subject; and

(m)                               any (i) change to the location of its principal place of business from that specified in Section 8.1(t), (ii) change in the name, identity or corporate structure (or the equivalent) or change in the location where Seller maintains its records with respect to the Purchased Assets, or (iii) reincorporation or reorganization of Seller under the laws of another jurisdiction.

9.4                                      Additional Financing. If Seller intends to enter into any financing or lending arrangements such as or similar to warehouse lines of credit or repurchase arrangements, Seller shall notify Buyer not fewer than fifteen (15) Business Days prior to the execution of such arrangement.

9.5                                      Servicing of Mortgage Loans. Subject to Section 6.2 above, Seller shall service all Purchased Mortgage Loans at Seller’s expense, but in consideration of the Servicing Fee, and without charge of any kind to Buyer. Seller may delegate its obligations hereunder to service the Purchased Mortgage Loans (subject to Section 6.2) to an independent servicer provided that such independent servicer and the related Servicing Agreement has been approved by Buyer and such independent servicer has executed a Servicing Agreement with Buyer. The failure of Seller to obtain the prior approval of Buyer regarding the delegation of its servicing obligations to an independent servicer and/or the failure of the independent servicer to execute and return to Buyer a Servicing Agreement shall be considered an Event of Default hereunder. In any event, Seller or its delegate shall service such Purchased Mortgage Loans with the degree of care and in accordance with the servicing standards generally prevailing in the industry, including those required by Fannie Mae, Freddie Mac and Ginnie Mae.

9.6                                      Evidence of Purchased Assets. Seller shall indicate on its computer records that each Purchased Mortgage Loan has been included in the Purchased Assets and, at the request of Buyer, place on each of its written records pertaining to the Purchased Mortgage Loans a legend, in form and content satisfactory to Buyer, indicating that such Purchased Mortgage Loan has been sold to Buyer.

9.7                                      Protection of Purchased Mortgage Loans. Seller shall allow Buyer (a) to inspect any Mortgaged Property relating to a Purchased Mortgage Loan; (b) to appear in or intervene in any proceeding or matter affecting any Purchased Mortgage Loan or other Purchased Assets or the value thereof; (c) to initiate, commence, appear in and defend any foreclosure, action, bankruptcy or proceeding which could adversely affect Buyer’s ownership or security of the Purchased Assets or the value thereof, or the rights and powers of Buyer; (d) to contest by litigation or otherwise any lien asserted against the Purchased Mortgage Loans or other Purchased Assets or against the related Mortgaged Property, the improvements, or the personal property identified therein; and/or (e) to make payments on account of such encumbrances, charges, or liens and to service any Purchased Mortgage Loan and take any action it may deem appropriate to collect any Purchased Assets or any part thereof or to enforce any rights with respect thereto. All reasonable costs and expenses, including reasonable attorneys’ fees (including, but not limited to those incurred on appeal), that Buyer may incur with respect to any of the foregoing and any expenditures it may make, as necessary, to protect or preserve the Purchased Assets or the rights of Buyer, shall be for the account of Seller. Seller shall repay the same to Buyer upon demand with interest, at the Default Rate, from the date any such expenditure shall have been made until it is repaid.

9.8             Further Assurances. Seller shall, at its expense, promptly procure, execute and deliver to Buyer, upon request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Seller in this Agreement.

9.9             Fidelity Bonds and Insurance. Seller shall maintain an insurance policy, in a form and substance satisfactory to Buyer, covering against loss or damage relating to or resulting from any breach of fidelity by Seller, or any officer, director, employee or agent of Seller, any loss or destruction of documents (whether written or electronic), fraud, theft, misappropriation and errors and omissions. This policy shall name Buyer as insured and loss payee and provide coverage in an amount equal to the greater of one million dollars ($1,000,000) or that required by Fannie Mae’s Selling Guide, whichever is greater. The deductible on such insurance policy shall not exceed one hundred fifty thousand dollars ($150,000). Following approval by Buyer of a specific insurance policy, Seller shall not amend, cancel, suspend or otherwise change such policy without the prior written consent of Buyer.

9.10           Wet Mortgage Loans. In connection with the funding of each Wet Mortgage Loan, Seller shall provide to the applicable Closing Agent, in addition to the Irrevocable Closing Instructions, final closing instructions, which shall, without limitation, make reference to the Irrevocable Closing Instructions and stipulate the title insurance company that will be issuing the applicable title insurance policy and Closing Protection Letter; provided, however, that Seller shall not use these final closing instructions to modify or attempt to modify the terms of the Irrevocable Closing Instructions unless such modifications are agreed to in advance and in writing by Buyer. Seller shall not otherwise modify or attempt to modify the terms of the Irrevocable Closing Instructions without Buyer’s prior written approval.  If the Closing Agent is not a title insurance company, Seller shall also (a) confirm that the closing is covered by a blanket Closing Protection Letter issued to Buyer by the title insurance company stipulated in the final closing instructions; or (b) provide to Buyer (1) a Closing Protection Letter covering the closing issued to Seller by the title insurance company stipulated in the final closing instructions and (2) an Assignment of Closing Protection Letter relating to the above referenced Closing Protection Letter naming Buyer as the assignee.

ARTICLE 10

NEGATIVE COVENANTS

Seller hereby covenants and agrees with Buyer that during the term of this Agreement and for so long as there remain any obligations of Seller to be paid or performed under this Agreement, Seller shall comply with the following:

10.1           Liabilities and Advances. Seller Shall not, either directly or indirectly, without the prior written consent of Buyer, lend money or credit or make any advances to any Person or acquire any stock, obligations or securities of, or any interest in, or make any capital contribution to any other Person in an amount greater than ten percent (10%) of Seller’s Tangible Net Worth, except for Mortgage Loans or other loans extended in the ordinary course of Seller’s mortgage banking business. Seller shall not, either directly or indirectly, without the prior written consent of Buyer, assume, guarantee, endorse, or otherwise become liable for the obligation of any Person except by endorsement of negotiable instruments for deposit or collection in the ordinary course of Seller’s mortgage banking business.

10.2           Debt and Subordinated Debt. Seller shall not, either directly or indirectly, without the prior written consent of Buyer, pay any Debt or Subordinated Debt if such payment shall cause a Potential Default or Event of Default. Further, if a Potential Default or an Event of Default shall have occurred and for as long as such is occurring. Seller shall not, either directly or indirectly, without the prior written consent of Buyer, make any payment of any kind thereafter on such Debt or Subordinated Debt until all obligations of Seller hereunder have been paid and performed in full.

10.3           Loss of Eligibility. Seller shall not, either directly or indirectly, without the prior written consent of Buyer, take, or fail to take, any action that would cause Seller to lose all or any part of its status as an eligible lender, seller, mortgagee or servicer or willfully terminate its status as an eligible lender, seller, mortgagee or servicer without forty-five (45) days prior written notice to Buyer.

10.4           Financial Covenants and Ratios.  Seller shall at all times comply with any financial covenants and/or financial ratios set forth in the Transactions Terms Letter.

10.5           Loans to Officers, Employees and Shareholders.  Except those made in the normal course of Seller’s mortgage banking business, Seller shall not, either directly or indirectly, without the prior written consent of Buyer, make any personal loans or advances to any officers, employees, shareholders, members, partners or owners of Seller in an aggregate amount exceeding ten percent (10%) of Seller’s Tangible Net Worth; provided, however, that Seller shall be entitled to make a personal loan or advance to a majority shareholder, member, partner or owner of Seller without the prior written consent of Buyer provided that (i) a Potential Default or an Event of Default is not existing and will not occur as a result thereof, (ii) such Person is also a Guarantor and (iii) such loan or advance is clearly reflected on Seller’s financial reports provided to Buyer.

10.6           Liens on Purchased Mortgage Loans and Purchased Assets; Liens on Other Assets. Seller acknowledges that with each Transaction it shall have sold the Purchased Mortgage Loans and related Purchased Assets and shall have granted to Buyer a first priority security interest in such assets in the event such Transaction is deemed a loan. Accordingly, Seller shall not create, incur, assume or suffer to exist any lien upon the Purchased Mortgage Loans or the Purchased Assets, other than as granted to Buyer herein. Further, Seller shall not, or create, incur, assume or suffer any lien upon any of its other property and assets without the prior written consent of Buyer; provided, however, that Seller may, without the prior written consent of Buyer, and provided that an Event of Default is not existing or will not occur as a result thereof, incur, assume or suffer to exist liens on its other property and assets for the following purposes (a) liens for taxes not yet due or taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) liens in favor of Fannie Mae, Ginnie Mae or Freddie Mac on the right of Seller to service Mortgage Loans sold to the Agencies; or (c) liens incurred by Seller in the ordinary course of Seller’s mortgage banking business.

10.7           Intentionally Left Blank.

10.8           Consolidation, Merger, Sale of Assets and Change of Control. Seller shall not (a) wind up, liquidate or dissolve its affairs; (b) enter into any transaction of merger or consolidation with any Person; (c) convey, sell, lease or otherwise dispose of, or agree to do any of the foregoing at any future time, all or any part of its property or assets, or (d) allow a Change of Control to occur with respect to Seller, without prior written consent of Buyer; provided, however, that Seller may, without the prior written consent of Buyer, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof: (i) merge or consolidate with any Person if Seller is the surviving and controlling entity and (ii) convey, sell or dispose of its property or assets in the ordinary course of Seller’s mortgage banking business, including without limitation equipment that is uneconomic or obsolete and acquire Mortgage Loans for resale and sell Mortgage Loans; provided however, in no event shall the conveyance, sale, lease or disposition of ten percent (10%) or more of the Seller’s property or assets be considered in the ordinary course of business.

10.9           Payment of Dividends and Retirement of Stock. Seller shall not, without the prior written consent of Buyer, (a) declare or pay any dividends upon its shares of stock now or hereafter outstanding, except dividends payable in the capital stock of Seller, or make any distribution of assets to its shareholders, whether in cash, property or securities, or (b) acquire, purchase, redeem or retire shares of its capital stock now or hereafter outstanding for value; provided, however, that during any fiscal year Seller may, without the prior written consent of Buyer, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof, pay dividends to its shareholders, members, partners or owners provided that such dividends do not exceed, whether on an individual or aggregate basis, one hundred percent (100%) of Seller’s net income for the current fiscal year.

10.10         Purchased Assets. Seller shall not (a) except as expressly provided for in this Agreement, attempt to resell, reassign, retransfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber any of the Purchased Mortgage Loans or other Purchased Assets or any interest therein, or without prior written consent of Buyer (b) amend or modify or waive any of the terms and conditions of (unless required by law), or settle or compromise any claim in respect of, any Purchased Mortgage Loan.

10.11         Secondary Marketing, Underwriting, Third Party Origination and Interest Rate Risk Management Practices. Seller shall not, without the prior written approval of Buyer, change in any material respect any secondary marketing, underwriting, third party origination and interest rate risk management practices of Seller that exist as of the Effective Date. By way of example but not limitation, any change to Seller’s hedging strategy, any change to add a new line of Mortgage Loan products not contemplated by this Agreement, or any change to add third party origination shall be considered material changes subject to the prior written approval of Buyer. The fact that Seller may from time to time disclose to Buyer in writing proposed changes in such practices after the date hereof shall not be deemed Buyer’s consent to or written approval thereof unless Buyer has indicated written approval of such changes. It shall be deemed an Event of Default hereunder if Seller changes any of the foregoing practices without having obtained such prior written approval from Buyer.

ARTICLE 11
DEFAULTS AND REMEDIES

11.1           Events of Default. The occurrence of any of the following conditions or events shall be an Event of Default:

(a)                                  failure of Seller to pay any amount due under the Principal Agreements within two (2) Business Days following the applicable due date;

(b)                                 a material breach or default by Seller which remains uncured within any applicable cure period with respect to any term of any indebtedness or of any loan agreement, note, mortgage, security agreement, indenture, guaranty or similar agreement to which Seller is a party or by which it is bound; for purposes of this subsection, Buyer and Seller agree that a breach or default shall be deemed material if the effect of such breach or default is to cause, or to permit any holder thereof to cause, indebtedness of Seller in the aggregate amount of ten percent (10%) of Seller’s Tangible Net Worth or more to become or be declared due prior to its stated maturity, it being understood, however, that this does not create a minimum threshold for materiality and the materiality of any breach or default shall depend on the facts and circumstances related thereto;

(c)                                  the aggregate original Asset Value of those Purchased Mortgage Loans that are deemed to be Noncompliant Mortgage Loans is greater than or equal to the Type Sublimit for Noncompliant Mortgage Loans for more than two (2) consecutive Business Days;

(d)                                 the aggregate original Asset Value of those Purchased Mortgage Loans that are deemed to be Defective Mortgage Loans is greater than or equal to ten percent (10%) of the outstanding Transactions for more than two (2) consecutive Business Days;

(e)                                  any of Seller’s representations or warranties made in Section 8.1 or in any statement or certificate at any time given by Seller in writing pursuant hereto or in connection herewith shall be false in any material respect on the date as of which made and such occurrence shall not have been remedied within three (3) Business Days after receipt of notice from Buyer of such occurrence;

(f)                                    the failure of Seller to perform, comply with or observe any material term, covenant or agreement applicable to Seller as contained in Articles 9 and 10 of this Agreement;

(g)                                 the failure of Seller to perform, comply with or observe any other material term, covenant or agreement applicable to Seller as contained in this Agreement and such occurrence shall not have been remedied within thirty (30) days after receipt of notice from Buyer of such occurrence;

(h)                                 an Insolvency Event shall have occurred with respect to Seller or any Guarantor; provided, however, that if there are two or more Guarantors (if required by the Transaction Terms Letter) and an Insolvency Event occurs with respect to one or more of them, Buyer shall reasonably consider the aggregate net worth of those Guarantor(s) for which an Insolvency Event has not occurred and reasonably determine whether such aggregate net worth is sufficient for Buyer to continue to enter into Transactions with Seller hereunder, and in the event Buyer makes such a determination, the Insolvency Event with respect to the Guarantor(s) shall not be considered an Event of Default under this subsection;

(i)                                     one or more judgments or decrees shall be entered against Seller involving a liability of five hundred thousand ($500,000) dollars or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days after entry thereof;

(j)                                     any Plan maintained by Seller or any subsidiary of Seller shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan if as of the date thereof Seller’s liability or any such subsidiary’s liability (after giving effect to the tax consequences thereof) to the Pension Benefit Guaranty Corporation (or any successor thereto) for unfunded guaranteed vested benefits under the Plan exceeds the then current value of assets accumulated in such Plan by more than fifty thousand ($50,000) dollars (or in the case of a termination involving Seller as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(k)                                  Seller as employer under a Plan that is a multiemployer plan shall have made a complete or partial withdrawal from such Plan and the plan sponsor of such Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding fifty thousand ($50,000) dollars;

(l)                                     Seller shall purport to disavow its obligations hereunder or shall contest the validity or enforceability of the Principal Agreements or Buyer’s interest in any Purchased Mortgage Loan or other Purchased Assets;

(m)                          if applicable, the death of any Guarantor(s) who is an individual shall occur;

(n)                            a Material and Adverse Change shall occur;

(o)                            a change in any Key Personnel as set forth in the Transactions Terms Letter shall occur, if applicable;

(p)                            any Principal Agreement shall for whatever reason (including an event of default thereunder) be terminated, without the consent of Buyer (other than, with respect to the Custodial Agreement, due to the resignation of the Custodian for reasons other than a breach by Seller of the Custodial Agreement), or this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Assets;

(q)                            a breach of any of Seller’s or Servicer’s servicing obligations, including, but not limited to, its failure to deposit any funds required to be deposited under Section 6.2(g) into the Custodial Account; or

(r)                               if Seller is a member of MERS, Seller’s membership in MERS is terminated for any reason.

With respect to any Event of Default which requires a determination to be made as to whether such Event of Default has occurred, such determination shall be made in Buyer’s sole and good faith discretion and Seller hereby agrees to be bound by and comply with any such determination by Buyer.

11.2                                Remedies. Subject to Section 11.2(f) below, upon the occurrence of an Event of Default, Buyer may, by notice to Seller, declare all or any portion of the Repurchase Prices related to the outstanding Transactions to be due and payable whereupon the same shall become due and payable, and the obligation of Buyer to enter into Transactions shall thereupon terminate. Further, it is understood and agreed that upon the occurrence of an Event of Default, Seller shall strictly comply with the negative covenants contained in Article 10 hereunder and in no event shall Seller declare and pay any dividends, incur additional Debt or Subordinated Debt, make payments on existing Debt or Subordinated Debt or otherwise distribute or transfer any of Seller’s property and assets to any Person without the prior written consent of Buyer; provided, however, that for as long as such Event of Default is occurring, Seller may incur and pay trade Debt that is, or was, incurred in the ordinary course of business of Seller’s mortgage banking business. Upon the occurrence of any Event of Default, Buyer may also:

(a)                                  enter the office(s) of Seller and take possession of any of the Purchased Assets including any records that pertain to the Purchased Assets;

(b)                                 communicate with and notify Mortgagors of the Purchased Mortgage Loans and obligors under other Purchased Assets or on any portion thereof, whether such communications and notifications are in verbal, written or electronic form, including, without limitation, communications and notifications that the Purchased Assets have been assigned to Buyer and that all payments thereon are to be made directly to Buyer or its designee; settle compromise, or release, in whole or in part, any amounts owing on the Purchased Mortgage Loans or other Purchased Assets or any portion of the Purchased Assets, on terms acceptable to Buyer; enforce payment and prosecute any action or proceeding with respect to any and all Purchased Assets; and where any Purchased Mortgage Loans or other Purchased Assets is in default, foreclose upon and enforce security interests in, such Purchased Assets by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure;

(c)                                  collect payments from Mortgagors and/or assume servicing of, or contract with a third party to service, any or all Purchased Mortgage Loans requiring servicing and/or perform any obligations required in connection with Purchase Commitments, such third party’s fees to be paid by Seller. In connection with collecting payments from Mortgagors and/or assuming servicing of any or all Purchased Mortgage Loans, Buyer may take possession of and open any mail addressed to Seller, remove, collect and apply all payments for Seller, sign Seller’s name to any receipts, checks, notes, agreements or other instruments or letters or appoint an agent to exercise and perform any of these rights. If Buyer so requests, Seller shall promptly forward to Buyer or its designee, all further mail and all “trailing” documents, such as title insurance policies, deeds of trust, and other documents, and all loan payment histories, both in paper and electronic format, in each case, as same relate to the Purchased Mortgage Loans;

(d)                                 proceed against Seller under this Agreement or against any Guarantor(s) under their respective Guaranty (if contemplated by the Transaction Terms Letter), or both; and/or

(e)                                  pursue any rights and/or remedies available at law or in equity against Seller or any Guarantor(s) (if contemplated by the Transaction Terms Letter), or both.

(f)                                    if the Event of Default is the occurrence of a Material and Adverse Change with respect to general market circumstances or conditions, including, without limitation, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance affecting the London interbank market or the repurchase market for mortgage loans or mortgage-backed securities, the Repurchase Prices related to the then outstanding Transactions shall be due and payable on their respective scheduled Repurchase Date unless Buyer has made an additional determination that such change is severe, in which case, Buyer may declare all or any portion of the Repurchase Prices related to the then outstanding Transactions to be immediately due and payable.

11.3                               Treatment of Custodial Account. During the existence of an Event of Default, notwithstanding any other provision of this Agreement, Seller shall have no right to withdraw or release any funds in the Custodial Account to itself or for its benefit to which it is not entitled under this Agreement, nor shall it have any right to set-off any amount owed to it by Buyer against funds held by it for Buyer in the Custodial Account. During the existence of an Event of Default, Seller shall promptly remit to or at the direction of Buyer all funds related to the Purchased Mortgage Loans in the Custodial Account.

11.4                               Sale of Purchased Assets. Following an Event of Default, and after giving Seller five (5) business days in which to purchase for itself the Purchased Assets, Buyer may securitize or otherwise sell the Purchased Assets with no obligation to reacquire title as provided in Section 6.6 and Buyer shall incur no liability as a result of such transaction. For the avoidance of doubt, Buyer may sell the Purchased Assets as part of a pool comprised of, all or part of, the Purchased Assets and other mortgage loans owned by Buyer; in such instance, the value of the Purchased Assets shall be determined on a pro rata basis. Seller hereby waives any claims it may have against Buyer arising by reason of the fact that the price at which the Purchased Assets may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate Repurchase Price amount of the outstanding Transactions, even if Buyer accepts the first offer received and does not offer the Purchased Assets, or any part thereof, to more than one offeree.

11.5                               No Obligation to Pursue Remedy. Seller waives any right to require Buyer to (a) proceed against any Person, (b) proceed against or exhaust all or any of the Purchased Assets or pursue its rights and remedies as against the Purchased Assets in any particular order, or (c) pursue any other remedy in its power. Buyer shall not be required to take any steps necessary to preserve any rights of Seller against holders of mortgages prior in lien to the lien of any Purchased

Mortgage Loan included in the Purchased Assets or to preserve rights against prior parties. No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by Buyer of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

11.6                                Reimbursement of Costs and Expenses. Buyer may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the lien and priority of, or the security intended to be afforded by, any Purchased Mortgage Loan, including, without limitation, payment of delinquent taxes or assessments and insurance premiums. All advances, charges, reasonable costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Buyer in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, together with interest thereon, at the Default Rate, from the time of payment until repaid, shall become a part of the Repurchase Price.

11.7                                Application of Proceeds. The proceeds of any sale or other enforcement of Buyer’s interest in all or any part of the Purchased Assets shall be applied by Buyer:

(a)                                  first, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to Buyer’s agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of Buyer in connection therewith;

(b)                                 second, to the payment of any other amounts due under this Agreement other than the aggregate Repurchase Price;

(c)                                  third, to the payment of the aggregate Repurchase Price;

(d)                                 fourth, to the payment to Seller, or to its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds. If the proceeds of any such sale are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of the aggregate Repurchase Price and all other amounts due hereunder, Seller shall remain liable for any deficiency.

11.8                                Rights of Set-Off. Buyer shall have the following rights of set-off:

(a)                                       If Seller shall default in the payment or performance of any of its obligations under this Agreement, Buyer shall have the right, at any time, and from time to time, without notice, to set-off claims and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of Seller against and on account of the obligations and liabilities of Seller under this Agreement, irrespective of whether or not Buyer shall have made any demand hereunder and whether or not said obligations and liabilities shall have become due; provided, however, that the aforesaid right to set-off shall not apply to any deposits of escrow monies being held on behalf of the Mortgagors related to the Purchased Mortgage Loans or other third parties. Without limiting the generality of the foregoing, Buyer shall be entitled to set-off claims and apply property held by Buyer with respect to any Transaction against obligations and liabilities owed by Seller to Buyer with respect to any other Transaction.

(b)                                      In addition to the rights in subsection (a), Buyer and its Affiliates, including, without limitation, Balboa Insurance Group, Inc., Countrywide Home Loans, Inc., Countrywide Securities Corporation, Countrywide Bank, FSB and LandSafe, Inc. (collectively, “Countrywide Related Entities”), shall have the right to set-off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by the Countrywide Related Entity to or for the credit of the account of Seller and its Affiliates against and on account of the obligations of Seller under any agreement(s) between Seller and or its Affiliates, on the one hand, and the Countrywide Related Entity, on the other hand, irrespective of whether or not the Countrywide Related Entity shall have made any demand hereunder and whether or not said obligations shall have matured. In exercising the foregoing right to set-off, any Countrywide Related Entity shall be entitled to withdraw funds in the Over/Under Account which are being held for or owing to Seller to set-off against any amounts due and owing by Seller to the Countrywide Related Entity. If a Countrywide Related Entity other than Buyer intends to exercise its right to set-off in this subsection (b), such Countrywide Related Entity shall provide Seller prior notice thereof, and upon Seller’s receipt of such notice, if the basis for such right to set-off is Seller’s breach or default of its obligations to the Countrywide Related Entity, Seller shall have three (3) Business Days to cure any such breach or default in order to avoid such set-off.

11 .9                             Reasonable Assurances. If, at any time during the term of the Agreement, Buyer has reason to believe that Seller is not conducting its business in accordance with, or otherwise is not satisfying: (i) all applicable statutes, regulations, rules, and notices of federal, state, or local governmental agencies or instrumentalities, all applicable requirements of Approved Investors and Insurers and prudent industry standards or (ii) all applicable requirements of Buyer, as set forth in this Agreement, then, Buyer shall have the right to demand, pursuant to notice from Buyer to Seller specifying with particularity the alleged act, error or omission in question, reasonable assurances from Seller that such a belief is in fact unfounded, and any failure of Seller to provide to Buyer such reasonable assurances in form and substance reasonably satisfactory to Buyer, within the time frame specified in such notice, shall itself constitute an Event of Default hereunder, without a further cure period. Seller hereby authorizes Buyer to take such actions as may be necessary or appropriate to confirm the continued eligibility of Seller for Transactions hereunder, including without limitation (i) ordering credit reports and (ii) contacting Mortgagors, licensing authorities and Approved Investors or Insurers.

ARTICLE 12
INDEMNIFICATION

12.1                                Indemnification. Seller shall indemnify and hold harmless Buyer, its Affiliates and any of their respective officers, directors, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever that may be imposed upon, incurred by or asserted against Buyer, its Affiliates and their respective officers, directors, employees and agents in any way relating to or arising out of the Principal Agreements or any other document referred to therein or any of the transactions contemplated thereby, except for liabilities, losses and damages solely resulting from the gross negligence or willful misconduct of Buyer and its Affiliates.

12.2                                Payment of Taxes. Seller shall pay and hold Buyer harmless from and against any and all present and future stamp, documentary and other similar taxes with respect to the Purchased Assets, the Principal Agreements and other documents related thereto and hold Buyer harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

ARTICLE 13
TERM AND TERMINATION

13.1                                Term. Provided that no Event of Default has occurred and is continuing, and except as otherwise provided for herein, this Agreement shall commence on the Effective Date and continue until the Expiration Date set forth in the Transactions Terms Letter. Following expiration or termination of this Agreement, all indebtedness due Buyer under the Principal Agreements shall be immediately due and payable without notice to Seller and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Seller in default, all of which are hereby expressly waived by Seller.

13.2                                Termination.

(a)                                  Buyer may, with or without cause, terminate this Agreement at any time on not less than sixty (60) days prior notice to Seller. During such prior notice time period and until the expiration thereof, Buyer shall continue to make Transactions to Seller pursuant to the terms and conditions of this Agreement, provided, however, within forty-five (45) days after the expiration of such time period, Seller shall pay the Repurchase Price for all outstanding Transactions.

(b)                                 In addition to the remedies afforded Buyer upon the occurrence of an Event of Default, including, without limitation, those remedies afforded Buyer under this Agreement, Buyer may immediately terminate this Agreement by providing notice to Seller if such Event of Default is not cured within any applicable cure period expressly provided for in this Agreement.

(c)                                  Buyer may immediately terminate this Agreement by providing notice to Seller if Buyer determines that there has been fraud, misrepresentation or any similar intentional conduct on behalf of Seller, its officers, directors, employees, agents and/or its representatives with respect to any of Seller’s obligations, responsibilities or actions undertaken in connection with this Agreement.

(d)                                 Buyer may immediately terminate this Agreement if (i) this Agreement or any Transaction is deemed by a court or by statute to not constitute a “repurchase agreement,” a “securities contract,” or a “master netting agreement,” as each such term is defined in the Bankruptcy Code, (ii) payments or security offered hereunder are deemed by a court or by statute not to constitute “settlement payments” or “margin payments” as each such term is defined in the Bankruptcy Code or (iii) this Agreement or any Transaction is deemed by a court or by statute not to constitute an agreement to provide financial accommodations as described in Bankruptcy Code Section 365(c)(1); provided, however, that unless Buyer’s cost of funds are materially and adversely affected by such determination and/or Buyer’s source of funds requires Buyer to make immediate repayment of any funds provided to Buyer as a result thereof, Seller shall have forty-five (45) days after termination of the Agreement to pay the Repurchase Prices related to the then outstanding Transactions.

(e)                                  Upon termination of this Agreement for any reason, and except as expressly provided for in subsections (a) and (d) above with respect to the Repurchase Prices for outstanding Transactions, all outstanding amounts due Seller under the Principal Agreements shall be immediately due and payable without notice to Seller and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Seller in default, all of which are hereby expressly waived by Seller. Further, any termination of this Agreement shall not affect the outstanding obligations of Seller under this Agreement and all such outstanding obligations and the rights and remedies afforded Buyer in connection therewith, including, without limitation, those rights and remedies afforded Buyer under this Agreement, shall survive any termination of this Agreement. Buyer shall not be liable to Seller for any costs, loss or damages arising from or relating to a termination by Buyer in accordance with any subsection of this Section 13.2.

13.3                                Extension of Term. Upon mutual agreement of Seller and Buyer, the term of this Agreement may be extended. Such extension may be made subject to the terms and conditions hereunder and to any other terms and conditions as Buyer, in its sole and good faith discretion, may deem necessary or advisable. Under no circumstances shall such an extension by Buyer be interpreted or construed as a forfeiture by Buyer of any of its rights, entitlements or interest created hereunder. Seller acknowledges and understands that Buyer is under no obligation whatsoever to extend the term of this Agreement beyond the initial term.

ARTICLE 14
GENERAL

14.1                                Integration. This Agreement, together with the other Principal Agreements, and all other documents executed pursuant to the terms hereof and thereof, constitute the entire agreement between the parties with respect to the subject matter hereof and supercedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which such communications are merged herein. All Transactions hereunder constitute a single business and contractual relationship and each Transaction has been entered into in consideration of the other Transactions.

14.2                                Amendments. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against whom the enforcement of such modification, waiver, amendment, discharge or change is sought.

14.3                                No Waiver. No failure or delay on the part of Seller or Buyer in exercising any right, power or privilege hereunder and no course of dealing between Seller and Buyer shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.4                                Remedies Cumulative. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that Seller or Buyer would otherwise have. No notice or demand on Seller in any case shall entitle Seller to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Buyer to any other or further action in any circumstances without notice or demand.

14.5                                Assignment. The Principal Agreements may not be assigned by Seller. The Principal Agreements, along with Buyer’s right, title and interest, including its security interest, in any or all of the Purchased Assets, may, at any time, be transferred or assigned, in whole or in part, by Buyer, and upon providing notice to Seller of such transfer or assignment, any transferee or assignee thereof may enforce the Principal Agreements and such security interest directly against Seller; provided, however, that if Buyer transfers or assigns the Principal Agreements for the purpose of a transferee or assignee assuming the obligations of Buyer hereunder with respect to entering into Transactions with Seller, any such transferee or assignee must be capable of complying with such obligations.

14.6                                Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.7                                Participations. Buyer may from time to time sell or otherwise grant participations in this Agreement, and the holder of any such participation, if the participation agreement so provides, (i) shall, with respect to its participation, be entitled to all of the rights of Buyer and (ii) may exercise any and all rights of set-off or banker’s lien with respect thereto, in each case as fully as though Seller were directly obligated to the holder of such participation in the amount of such participation; provided, however, that Seller shall not be required to send or deliver to any of the participants other than Buyer any of the materials or notices required to be sent or delivered by it under the terms of this Agreement, nor shall it have to act except in compliance with the instructions of Buyer.

14.8                        Invalidity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included.

14.9                        Additional Instruments. Seller shall execute and deliver such further instruments and shall do and perform all matters and things necessary or expedient to be done or observed for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded by this Agreement.

14.10                  Survival. All representations, warranties, covenants and agreements herein contained on the part of Seller shall survive any Transaction and shall be effective so long as this Agreement is in effect or there remains any obligation of Seller hereunder to be performed.

14.11                  Notices.

(a)                               All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder in writing shall be mailed (first class, return receipt requested and postage prepaid) or delivered in person or by overnight delivery service or by facsimile, addressed to the respective parties hereto at their respective addresses set forth below or, as to any such party, at such other address as may be designated by it in a notice to the other:

If to Seller:	That address set forth in the Transactions Terms Letter

If to Buyer:	Countrywide Bank, FSB
8511 Fallbrook Avenue Mail Stop: WH-51F
West Hills, CA 91304
Facsimile No: (818) 316-8841

All written notices shall be conclusively deemed to have been properly given or made when duly delivered, if delivered in person or by overnight delivery service, or on the third (3rd) Business Day after being deposited in the mail, if mailed in accordance herewith, or upon transmission by the receiving party of a facsimile confirming receipt, if delivered by facsimile. Notwithstanding the foregoing, any notice of termination shall be deemed effective upon mailing, transmission, or delivery, as the case may be.

(b)                              All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder which are not required to be in writing may also be provided electronically either (i) as an electronic mail sent and addressed to the respective parties hereto at their respective electronic mail addresses set forth below, or as to any such party, at such other electronic mail address as may be designated by it in a notice to the other or (ii) with respect to Buyer, via a posting of such notice on Buyer’s customer website(s).

If to Seller:	That email address(es) specified in the Transactions Terms Letter, if any.

If to Buyer:	Dan_Baruch@countrywide.com

14.12                  Personal Identification Number. Seller shall adopt a Personal Identification Number or PIN to be entered into the computer system in connection with all documents transmitted from Seller to Buyer electronically. Further, any document required to be signed by Seller may be signed by handwritten signature or transmitted electronically in conjunction with the PIN, except any written notification designating or changing the PIN and those documents required to be delivered pursuant to Section 7.1(a) above, which must be signed by hand. Seller shall provide Buyer with written notification of its PIN and any changes thereto; provided, however, that any change to the PIN may not become effective for twenty four (24) hours following Buyer’s confirmation of receipt of such notice by Seller. Seller and Buyer agree that transmitting a document in conjunction with the PIN shall have the same force and effect as a handwritten signature and shall be sufficient to verify that Seller originated such document. Seller shall employ security procedures to ensure that all transmissions of documents accompanied by the PIN are authorized, authentic, reliable and complete and shall promptly notify Buyer if Seller discovers the PIN has been improperly disclosed to any Person. Notwithstanding the foregoing or any other breach of security, Buyer shall be entitled to rely upon the PIN of Seller until such time as (a) Seller provides Buyer with written instructions to the contrary and (b) Buyer has sufficient time to notify the appropriate employees and modify its computerized systems.

14.13                  Governing Law. This Agreement and the rights and obligations of the parties under the Principal Agreements shall be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of laws. All legal actions between or among the parties regarding this Agreement, including, without limitation, legal actions to enforce this Agreement or because of a dispute, breach or default of this Agreement, shall be brought in the federal or state courts located in Los Angeles County, California, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions and the parties acknowledged and agree that venue in such courts shall be convenient and appropriate for all purposes.

14.14                  Counterparts. This Agreement may be executed in any number of counterparts by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

14.15                  Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provisions hereof.

14.16                  Joint and Several Liability of Each Seller. To the extent there is more than one Person which is named as a Seller under this Agreement, each such Person shall be jointly and severally liable for the rights, covenants, obligations and warranties and representations of “Seller” as contained herein and the actions of any Person (including another Seller) or third party shall in no way affect such joint and several liability.

14.17                  Confidential Information. To effectuate this Agreement, Buyer and Seller may disclose to each other certain confidential information relating to the parties’ operations, computer systems, technical data, business methods, and other information designated by the disclosing party or its agent to be confidential, or that should be considered confidential in nature by a reasonable person given the nature of the information and the circumstances of its disclosure (collectively the “Confidential Information”). Confidential Information can consist of information that is either oral or written or both, and may include, without limitation, any of the following: (i) any reports, information or material concerning or pertaining to businesses, methods, plans, finances, accounting statements, and/or projects of either party or their affiliated or related entities; (ii) any of the foregoing related to the parties or their related or affiliated entities and/or their present or future activities and/or (iii) any term or condition of any agreement (including this Agreement) between either party and any individual or entity relating to any of their business operations. With respect to Confidential Information, the parties hereby agree:

(a)	not to use the Confidential Information except in furtherance of this Agreement;

(b)

to use reasonable efforts to safeguard the Confidential Information against disclosure to any unauthorized third party with the same degree of care as they exercise with their own information of similar nature; and

(c)           not to disclose Confidential Information to anyone other than employees, agents or contractors with a need to have access to the Confidential Information and who are bound to the parties by like obligations of confidentiality, except that the parties shall not be prevented from using or disclosing any of the Confidential Information which: (i) is already known to the receiving party at the time it is obtained from the disclosing party; (ii) is now, or becomes in the future, public knowledge other than through wrongful acts or omissions of the party receiving the Confidential Information; (iii) is lawfully obtained by the party from sources independent of the party disclosing the Confidential Information and without confidentiality and/or non-use restrictions; or (iv) is independently developed by the receiving party without any use of the Confidential Information of the disclosing party. Notwithstanding anything contained herein to the contrary, Buyer may share any Confidential Information of Seller with an Affiliate of Buyer for any valid business purpose, such as, but not limited to, to assist an Affiliate in evaluating a current or potential business relationship with Seller.

(d)           If any party or any of its successors, subsidiaries, officers, directors, employees, agents and/or representatives, including, without limitation, its insurers, sureties and/or attorneys, breaches its respective duty of confidentiality under this Agreement, the nonbreaching party(ies) shall be entitled to all remedies available at law and/or in equity, including, without limitation, injunctive relief.

14.18                  Intent.   Seller and Buyer recognize and intend that:

(a)           this Agreement and each Transaction hereunder constitutes a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code and a “master netting agreement” as that term is defined in Section 101(38A) of the Bankruptcy Code. Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a);

(b)           Buyer’s right to liquidate the Purchased Mortgage Loans delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies herein is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Agreement or any Transaction to: (i) satisfy a Margin Deficit, (ii) comply with a Margin Call, or (iii) satisfy the provision of Guarantees an/or additional security agreements to provide enhancements to satisfy a deficiency in the Over/Under Account, shall in each case be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5); and

(c)           any payments or transfers of property by Seller (i) on account of a Haircut, (ii) in partial or full satisfaction of a repurchase obligation, or (iii) fees and costs under this Agreement or under any Transaction shall in each case constitute “settlement payments” as such term is defined in Bankruptcy Code Section 741(8).

14.19                  Right to Liquidate. It is understood that either party’s right to liquidate Purchased Mortgage Loans delivered to it in connection with Transactions hereunder or to terminate or accelerate obligations under this Agreement or any individual Transaction, are contractual rights for same as described in Sections 555 and 559 of the Bankruptcy Code.

14.20                  Insured Depository Institution. If a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance Act (as amended, the “FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA and any rules, orders or policy statements thereunder except insofar as the type of assets subject to such Transaction would render such definition inapplicable.

14.21                  Netting Contract. This Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to the FDICIA except insofar as one or more of the parties hereto is not a “financial institution” as that term is defined in the FDICIA.

14.22                  Reimbursement of Expenses. If any claim, legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of a dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other reasonable costs in that claim, action, arbitration or proceeding, in addition to any other relief to which such party may be entitled.

14.23                  Examination and Oversight by Regulators. Seller agrees that the transactions with Buyer under this Agreement may be subject to regulatory examination and oversight, including, without limitation, examination and oversight by the Office of Thrift Supervision (“OTS”). Seller shall comply with all regulatory requirements of Buyer and Seller shall grant regulatory agencies, including, but not limited to, the OTS, the right to audit the books and records of Seller in order to monitor or verify Seller’s performance under and compliance with the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:	COUNTRYWIDE BANK, FSB

	By:	/s/ Richie Walia
	Name:	Richie Walia
	Title:	Senior Vice President Countrywide Bank, FSB

SELLER:	HOME LOAN CENTER, INC.

	By:	/s/ Rian Furey
	Name:	Rian Furey
	Title:	SVP

EXHIBIT A

GLOSSARY OF DEFINED TERMS

Accepted Servicing Practices: With respect to any Purchased Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Purchased Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

Acknowledgement of Confidentiality of Password Agreement: That certain Acknowledgement of Confidentiality of Password Agreement attached hereto as Exhibit I.

Additional Purchased Mortgage Loans: Those additional Mortgage Loans or cash provided by Seller to Buyer pursuant to Section 6.3 of this Agreement.

Affiliate: With respect to any specified entity, any other entity controlling or controlled by or under common control with such specified entity. For the purposes of this definition, “control” when used with respect to a specified entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” having meanings correlative to the foregoing.

Agency: Fannie Mae or Freddie Mac.

Aggregate Transaction Limit: The maximum aggregate principal amount of Transactions that may be outstanding at any one time, as set forth in the Transactions Terms Letter.

Applicable Pricing Rate: With respect to any date of determination, the daily rate per annum (rounded up to three (3) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market (“One-Month LIBOR”) as published on Bloomberg or in the Wall Street Journal. It is understood that the Applicable Pricing Rate shall be initially set to the then current One-Month LIBOR in effect on the date the Purchase Price is paid and shall thereafter be adjusted on a daily basis to the then current One-Month LIBOR.

Application: The application or “Buyer Application Profile,” including all supporting documentation, submitted by Seller to Buyer with respect to this Agreement.

Approved Investor: Fannie Mae, Freddie Mac, Ginnie Mae or a third party which is deemed acceptable by Buyer in its sole and good faith discretion, purchasing Purchased Mortgage Loans from Seller pursuant to a Purchase Commitment.

Approved Payee: A Closing Agent or warehouse lender approved by Buyer in accordance with Section 3.7.

Asset Data Record: A document, in the form required by Buyer and as may from time to time be amended by Buyer, as such form may be set forth in the Handbook, completed by Seller and submitted to Buyer with respect to each Purchased Mortgage Loan.

Asset Value: With respect to each Purchased Mortgage Loan for any date of determination, an amount equal to the following, as applicable, as same may be reduced in accordance with Section 4.3:

(a)                                  if the Purchased Mortgage Loan has Standard Status, the product of the Mortgage Loan Value and the Type Purchase Price Percentage for the type of Purchased Mortgage Loan.

(b)                                 if the Purchased Mortgage Loan is a Noncompliant Mortgage Loan, the product of the Mortgage Loan Value and the Type Purchase Price Percentage for a Noncompliant Mortgage Loan; or

(c)                                  if the Purchased Mortgage Loan is a Defective Mortgage Loan, zero.

For purposes of the foregoing, “Mortgage Loan Value” shall mean the lesser of (i) the outstanding principal balance of the Purchased Mortgage Loan; (ii) the committed purchase price of the Purchased Mortgage Loan, as evidenced by the related Purchase Commitment; and (iii) the fair market value of the Purchased Mortgage Loan, as determined by Buyer in its sole and good faith discretion.

Assignment: A duly executed assignment to Buyer in recordable form of a Purchased Mortgage Loan, of the indebtedness secured thereby and of all documents and rights related to such Purchased Mortgage Loan.

Assignment of Closing Protection Letter: An assignment assigning and subrogating Buyer to all of Seller’s rights in a Closing Protection Letter, substantially in the form of Exhibit F hereto.

Assignment of Fidelity Bond and Errors and Omission Policy: An assignment assigning and subrogating Buyer to all of Seller’s rights in a Fidelity Bond and Errors and Omissions Policy, substantially in the form of Exhibit G hereto.

Bailee Agreement: A bailee agreement substantially in the form acceptable to Buyer.

Bankruptcy Code: Title 11 of the United States Code, now or hereafter in effect, as amended, or any successor thereto.

Bond Loans – 1st Liens: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan, other than a Nonperforming/Subperforming Mortgage Loan, that is eligible for sponsorship, facilitated or insured by a qualifying local or state home governmental homeownership program.

Bond Loans – 2nd Liens: Unless defined otherwise in the Transactions Terms Letter, a second lien mortgage loan for a fixed amount drawn at closing, that is eligible for sponsorship, facilitated or insured by a qualifying local or state governmental home homeownership program.

Breakage Fee: That fee, if set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then-current schedule of fees, payable by Seller to Buyer if Seller fails to consummate a Transaction after Seller has submitted a Asset Data Record in connection with such requested Transaction.

Business Day: Any day, excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of California.

Cash Equivalents: Any (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital, surplus and retained earnings in excess of $70,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or p-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

Cashiers Check Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then-current schedule of fees, payable by Seller for each disbursement made by a cashiers check issued to Seller or its Approved Payee.

Change of Control: Change of Control shall mean any of the following:

(a)                                  if Seller is a corporation, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Seller under an employee benefit plan of Seller, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Seller representing 50% or more of (A) the outstanding shares of common stock of Seller or (B) the combined voting power of Seller’s then-outstanding securities;

(b)                                 if Seller is a legal entity other than a corporation, the majority voting control of Seller, or its equivalent, under Seller’s governing documents is transferred to any Person;

(c)                                  Seller is party to a merger or consolidation, or series of related transactions, which results in the voting securities or majority voting control interest of Seller outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities or a majority voting controlling interest of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities or majority voting control interest of Seller or such surviving or other entity outstanding immediately after such merger or consolidation;

(d)                                 the sale or disposition of all or substantially all of Seller’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(e)                                  there occurs a change in the composition of the Board of Directors or governing body of Seller within a one (1) year period, as a result of which fewer than a majority of the directors or governing body members are incumbent;

(f)                                    the dissolution or liquidation of Seller; or

(g)                                 any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

Closed-End Second Lien Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a second lien mortgage loan for a fixed amount drawn at closing and underwritten in accordance with Seller’s underwriting guidelines for second lien mortgages, as same have been approved by Buyer.

Closing Agent: The Person designated by Seller and approved by Buyer in accordance with Section 3.7 to receive Purchase Prices from Buyer, for the account of Seller, for the purpose of funding a Purchased Mortgage Loan.

Closing Protection Letter: A document issued by a title insurance company to Seller and/or Buyer and relied upon by Buyer to provide closing protection for one or more mortgage loan closings and to insure Seller and/or Buyer, without limitation, against embezzlement by the Closing Agent and loss or damage resulting from the failure of the Closing Agent to comply with all applicable closing instructions.

Contingent Obligations: Any obligation of Seller arising from an existing condition or situation that involves uncertainty as to outcome and that will be resolved by the occurrence or nonoccurrence of some future event, including, without limitation, any obligation guaranteeing or intended to guarantee any Debt, leases, dividends or other obligations of any other Person in any manner, whether directly or indirectly; provided; however, that endorsements of instruments for deposit or collection in the ordinary course of business shall not be included. With respect to guarantees, the amount of the Contingent Obligation shall be equal to the stated or determinable amount of the primary obligation in respect of the guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined by Buyer.

Control Agreement: the agreement to perfect Buyer’s security interest in the Custodial Account as described at Section 6.2(g) of this Agreement.

Conventional Conforming Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that fully conforms to all underwriting standards, loan amount limitations and other requirements of that standard Agency mortgage loan purchase program accepting only the highest quality mortgage loans underwritten without dependence on expanded criteria provisions, or that is approved by Desktop Underwriter or Loan Prospector.

Countrywide CLD: The Correspondent Lending Division of Countrywide Home Loans, Inc.

Current Assets: Those assets set forth in the consolidated balance sheet of Seller, prepared in accordance with GAAP, as current assets, defined as those assets that are now cash or will by their terms or disposition be converted to cash within one (1) year of the date of the determination.

Current Liabilities: Those liabilities set forth in the consolidated balance sheet of Seller, prepared in accordance with GAAP, as current liabilities, defined as those liabilities due upon demand or within one (1) year of the date of determination.

Custodial Account: The account described at Section 6.2(g) of this Agreement.

Custodian: Countrywide Home Loans, Inc., Countrywide Bank, FSB or such other custodian selected by Buyer in its sole and good faith discretion.

Date of Disbursement: The date of disbursement shall mean (i) with respect to a wire transfer, the date such funds are wired, (ii) with respect to a cashiers check, the date such check is issued by the bank and (iii) with respect to a funding draft, the date that the draft is posted by the bank on which the draft is drawn.

Debt: The debt of Seller consisting of, without duplication: (a) indebtedness for borrowed money, including principal, interest, fees and other charges; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services; (d) obligations as lessee under leases that shall have been or should be in accordance with GAAP, recorded as capital leases; (e) obligations secured by any lien upon property or assets owned by Seller, even though Seller has not assumed or become liable for payment of such obligations; (f) obligations in connection with any letter of credit issued for the account of Seller; (g) obligations under direct or indirect guarantees in respect of and obligations, contingent or otherwise, to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above; and (h) all Contingent Obligations. Notwithstanding the foregoing, the term “Debt” shall not include any obligations of Seller under that certain Early Purchase Program Addendum to Loan Purchase Agreement by and between Seller and Countrywide Home Loans, Inc.

Default Rate: The maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged or received under the laws of the United States and the State of California, not to exceed the sum of five percent (5%) plus the Applicable Rate.

Defective Loan Fee: A fee equal to five hundred dollars ($500) payable by Seller for each Purchased Mortgage Loan that is or becomes a Defective Mortgage Loan.

Defective Mortgage Loan: A Purchased Mortgage Loan:

(a)                                  that has not been repurchased within the Maximum Dwell Time for a Noncompliant Mortgage Loan or is ineligible to be a Noncompliant Mortgage Loan because the aggregate original Asset Value of other Purchased Mortgage Loans that are deemed to be Noncompliant Mortgage Loans is equal to or greater than the Type Sublimit for Noncompliant Mortgage Loans;

(b)                                 that is the subject of fraud by any Person involved in the origination of such Mortgage Loan and such fraud shall not have been remedied within three (3) Business Days after receipt of notice from Buyer to do so;

(c)                                  where the related Mortgaged Property is the subject of material damage or waste and such damage or waste shall not have been remedied within three (3) Business Days after receipt of notice from Buyer to do so;

(d)                                 in connection with which any other breach of a warranty or representation set forth in Section 8.2 occurs and remains uncured for a period of ten (10) calendar days;

(e)                                  in connection with which a default occurs under the Purchased Mortgage Loan and remains uncured for a period of ten (10) calendar days; or

(f)                                    where the related Mortgagor fails to make the first payment due under the Mortgage Note on or before the applicable due date, including any days of grace, and such default shall not have been remedied within three (3) Business Days after receipt of notice from Buyer to do so; provided, however, that with respect to any Nonperforming/Subperforming Mortgage Loan where specific payment conditions have been set forth in the Transactions Terms Letter, such Nonperforming/Subperforming Mortgage Loan shall only be deemed a Defective Mortgage Loan for failure of the Mortgagor to make payment if such failure constitutes a breach of the such specific payment conditions.

Document Deposit Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then-current schedule of fees, payable by Seller for each Mortgage Loan Document delivered to Buyer after the initial delivery date of the related Mortgage Loan File.

Dry Mortgage Loan: A Mortgage Loan for which Buyer or its Custodian has possession of the related Mortgage Loan Documents, in a form and condition acceptable to Buyer, prior to the payment of the Purchase Price.

Effective Date: That effective date set forth in the Transactions Terms Letter.

Electronic Tracking Agreement: An Electronic Tracking Agreement in a form acceptable to Buyer.

Eligible Bank: A bank selected by Seller and approved by Buyer in writing and authorized to conduct trust and other banking business in any state in which Seller conducts operations.

ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

ERISA Affiliate: Any person (as defined in section 3(9) of ERISA) that together with Seller or any of its subsidiaries would be a member of the same “controlled group” within the meaning of Section 414(b), (m), (c) and (o) of the Internal Review Code of 1986, as amended.

Executive Management: Chairman of the board of directors, chief executive officer, president, and chief financial officer.

Expanded Criteria Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan underwritten to the same high credit standards as a Conventional Conforming Mortgage Loan except with respect to loan programs and parameters that may have broader specifications of eligibility.

Event of Default: Any of the conditions or events set forth in Section 11.1.

Expiration Date: The Expiration Date set forth in the Transactions Terms Letter for the expiration of this Agreement.

Facility Fee: The non-refundable, annual commitment fee, as set forth in the Transactions Terms Letter.

Fannie Mae: The Federal National Mortgage Association and any successor thereto.

FHA: The Federal Housing Administration of the United States Department of Housing and Urban Development and any successor thereto.

File Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then current schedule of fees, payable by Seller upon submission of the related Asset Data Record whether or not the Transaction is actually made.

Freddie Mac: The Federal Home Loan Mortgage Corporation and any successor thereto.

Funding Draft Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then-current schedule of fees, payable by Seller for each payment of the Purchase Price by funding draft.

GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession and that are applicable to the circumstances as of the date of determination.

Ginnie Mae: Government National Mortgage Association or any successor thereto.

Government Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan, other than a Nonperforming/Subperforming Mortgage Loan, that is (a) eligible for insurance by FHA and is so insured or is subject to a current binding and enforceable commitment for such insurance pursuant to the provisions of the National Housing Act, as amended, and is otherwise eligible for inclusion in a Ginnie Mae mortgage-backed security pool; or (b) eligible to be guaranteed by the VA and is so guaranteed or is subject to a current binding and enforceable commitment for such guarantee pursuant to the provisions of the Servicemen’s Readjustment Act, as amended, and is otherwise eligible for inclusion in a Ginnie Mae mortgage-backed security pool.

Guarantee: A guarantee signed by a Guarantor, if set forth in the Transactions Terms letter, in a form acceptable to Buyer.

Guarantors: Those guarantors if set forth in the Transactions Terms Letter.

Handbook: The guide prepared by Buyer containing additional policies and procedures, as same may be amended from time to time.

Haircut: With respect to each Transaction, an amount equal to the difference between the Purchase Price and the Asset Value of the Purchased Mortgage Loan, which shall be considered a “settlement payment” as defined in Bankruptcy Code Section 741(8).

HELOC 1st Mortgages: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that is a home equity line of credit underwritten in accordance with Seller’s underwriting guidelines for HELOCs, as same have been approved by Buyer.

HELOC Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a home equity line of credit underwritten in accordance with Seller’s underwriting guidelines for HELOCs, as same have been approved by Buyer.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Insolvency Event: The occurrence of any of the following events:

(a)                                  such Person shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or such Person, or a substantial part of its property, assets or business, shall be subject to, consent to or acquiesce in the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial property, assets or business;

(b)                                 corporate action shall be taken by such Person for the purpose of effectuating any of the foregoing;

(c)                                  an order for relief shall be entered in a case under the Bankruptcy Code in which such Person is a debtor; or

(d)                                 involuntary proceedings or an involuntary petition shall be commenced or filed against such Person under any bankruptcy, insolvency or similar law or seeking the dissolution, liquidation or reorganization of such Person or the appointment of a receiver, trustee, custodian, conservator or liquidator for such Person or of a substantial part of the property, assets or business of such Person, or any writ, order, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of such Person, and such proceeding or petition shall not be dismissed, or such execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be.

Insurer: A private mortgage insurer, which is acceptable to Buyer in its sole and good faith discretion.

Intercreditor Agreement: An agreement substantially in the form acceptable to Buyer.

Irrevocable Closing Instructions: Closing instructions, including wire instructions, in the form of Exhibit B issued in connection with funds disbursed for the funding of a Wet Mortgage Loan.

Jumbo Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan underwritten to the same standards as a Conventional Conforming Mortgage Loan except with respect to the original principal balance, which is greater than that permitted by the Agencies but less than one million ($1,000,000) dollars.

Key Personnel: Any employee, officer, director, agent or representative of Seller if identified in the Transactions Terms Letter as a Key Person.

Liquidity: If applicable, the Cash Equivalents liquidity requirement of Seller as set forth in the Transactions Terms Letter.

Margin: With respect to each Transaction, the pricing rate set forth in the Transactions Terms Letter that shall be added to the Applicable Pricing Rate to determine the pricing rate for the Purchase Price.

Margin Call: A margin call, as defined and described in Section 6.3.

Margin Deficit: A margin deficit, as defined and described in Section 6.3.

Material and Adverse Change: A material and adverse change with respect to (i) the business, operations, properties or financial condition of Seller or (ii) general market circumstances or conditions, including, without limitation, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance affecting the London interbank market or the repurchase market for mortgage loans or mortgage-backed securities, in either case of (i) or (ii), as such material and adverse change is determined by Buyer in its sole and good faith discretion.

Maximum Dwell Time: The maximum number of days a Purchased Mortgage Loan can be not repurchased by Seller before such Purchased Mortgage Loan may be deemed to be a Noncompliant Mortgage Loan and with respect to a Noncompliant Mortgage Loan, the maximum number of days that a Purchased Mortgage Loan can be deemed to be a Noncompliant Mortgage Loan before such Noncompliant Mortgage Loan may be deemed to be a Defect Mortgage Loan, all as set forth in the Transactions Terms Letter.

MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

Mortgage: A first-lien or second-lien mortgage, deed of trust, security deed or similar instrument on improved real property.

Mortgage-Backed Securities: Any security, including, without limitation, a participation certificate, that is (a) guaranteed by Ginnie Mae that represents an interest in a pool of mortgages, deeds of trusts or other instruments creating a lien on real property; (b) issued by Fannie Mae or Freddie Mac that represents interests in such a pool; or (c) privately placed and represents undivided interests in or otherwise supported by such a pool.

Mortgage Loan: A Conventional Conforming Mortgage Loan, Government Mortgage Loan, Jumbo Mortgage Loan, Super Jumbo Mortgage Loan, Expanded Criteria Mortgage Loan, Subprime Mortgage Loan, Closed-End Second Lien Mortgage Loan, HELOC Mortgage Loan or Nonperforming/Subperforming Mortgage Loan, which Mortgage Loan may be either a Dry Mortgage Loan or a Wet Mortgage Loan.

Mortgage Loan Documents: With respect to each Purchased Mortgage Loan:

(a)                                  the original Mortgage Note evidencing the Mortgage Loan, endorsed by Seller in blank, with a complete chain from the originator to Seller;

(b)                                 an original assignment in blank, executed by Seller, for the Mortgage securing the Mortgage Note, in recordable form but unrecorded, with a complete chain of intervening assignments from the originator to Seller;

(c)                                  a certified or true copy of the Mortgage securing the Mortgage Note bearing evidence of the recordation of such Mortgage with the appropriate governmental authority, or if such recording information is unavailable because the document has not yet come back from the recording office, then a copy of evidence that such original Mortgage was sent out for recording by a Closing Agent; and

(d)                                 an original or copy of the title insurance policy insuring the first lien or second lien position of the Mortgage, as applicable, in at least the original principal amount of the related Mortgage Note and containing only those exceptions permitted by the Purchase Commitment or an unconditional commitment to issue such a title insurance policy.

Mortgage Loan File: With respect to each Mortgage Loan, that file that contains the Mortgage Loan Documents and is delivered to Buyer or its Custodian.

Mortgage Note: A promissory note secured by a Mortgage and evidencing a Mortgage Loan.

Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note.

Mortgagor: The obligor of a Mortgage Loan.

Noncompliant Mortgage Loan: As of any date of determination, a Purchased Mortgage Loan that has been:

(a)                                  not repurchased within the Maximum Dwell Time permitted, given the type of Purchased Mortgage Loan, but less than the Maximum Dwell Time for Noncompliant Mortgage Loans;

(b)                                 rejected by the Approved Investor set forth in the related Purchase Commitment; or

(c)                                  determined to be ineligible for sale as a Purchased Mortgage Loan of the type originally stipulated.

Noncompliant Mortgage Loan Fee: A one-time fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then current schedule of fees, payable by Seller for each Purchased Mortgage Loan that is deemed to be a Noncompliant Mortgage Loan.

Nonperforming/Subperforming Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first or second lien Mortgage Loan that when originated qualified as a Conventional Conforming Mortgage Loan, Government Mortgage Loan, Expanded Criteria Mortgage Loan, Subprime Mortgage Loan, Closed-End Second Lien Mortgage Loan or HELOC Mortgage Loan, however, such Mortgage Loan has a history of late payments during the past twelve months (the exact number permitted late payment to be determined by Buyer in its sole and good faith discretion) or is currently past due more than thirty (30) days.

One Time Close Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan underwritten to the same credit standards as a Conventional Conforming Mortgage Loan, Expanded Criteria Mortgage Loan, Jumbo Mortgage Loans or Super Jumbo Mortgage Loan and has the additional feature of combining a construction loan advance with a conversation provision to permanent financing in a single loan transaction.

Other Mortgage Loan Documents: In addition to the Mortgage Loan Documents, the following: (i) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (ii) the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (iii) the original Closing Protection Letter; (iv) the original Purchase Commitment; (v) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty and the private mortgage insurer’s certificate or commitment to insure, as applicable; (vi) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (vii) the original of any assumption, modification, written assurance or substitution of liability agreement, if any; (viii) copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (ix) the loan application; (x) verification of employment and income, if applicable; (xi) verification of source and amount of downpayment; (xii) credit report on Mortgagor; (xiii) appraisal of Mortgaged Property; (xiv) the original executed disclosure statement; (xv) Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; and (xvi) all other documents relating to the Purchased Mortgage Loan.

Over/Under Account: That account maintained by Buyer, as described in Section 3.5.

Payment Date: The fifth (5th) day of each month, or if such date is not a Business Day, the Business Day immediately preceding the last day of the month; provided, however, Buyer may change the Payment Date from time to time upon thirty (30) days prior notice to Seller.

Person: Includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

Personal Identification Number or PIN: An electronic identification number, unique to Seller, consisting of any combination of symbols, codes, letters or numerals.

Plan: Any multiemployer plan or single-employer plan as defined in section 4001 of ERISA, that is maintained and contributed to by (or to which there is an obligation to contribute of), or at any time during the five (5) calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there is an obligation to contribute of), Seller or by a subsidiary of Seller or an ERISA Affiliate.

Potential Default: The occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time, or both, would constitute an Event of Default.

Power of Attorney: That certain power of attorney attached hereto as Exhibit H.

Principal Agreements: This Agreement, the Transactions Terms Letter, the Electronic Tracking Agreement, any Servicing Agreement, the Guarantee(s), if applicable, and all other documents and instruments evidencing the Transactions, as same may from time to time be supplemented, modified or amended, and any other agreement entered into between Buyer and Seller in connection herewith or therewith.

Proceeds: Whatever is receivable or received when Purchased Assets or proceeds is sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, all rights to payment, including return premiums, with respect to any insurance relating thereto.

Property Charges: All taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.

Purchase Advice: In connection with each wire transfer to be made to Buyer by Seller or an Approved Investor, a written or electronic notification setting forth (a) the loan number assigned by Buyer or last name of the Mortgagor for each Mortgage Loan that is related to the Transaction in connection with which a payment is being made; (b) the amount of the wire transfer to be applied in the Transaction; and (c) the total amount of the wire.

Purchase Commitment: A trade ticket or other written commitment, in form and substance satisfactory to Buyer, issued in favor of Seller by an Approved Investor pursuant to which that Approved Investor commits to purchase one or more Purchased Mortgage Loans, along with the related correspondent or whole loan purchase agreement by and between Seller and the Approved Investor, in form and substance satisfactory to Buyer, governing the terms and conditions of any such purchases.

Purchase Date: The date on which Buyer purchases a Purchased Mortgage Loan from Seller. If the Purchase Price is made by wire transfer, the Purchase Date shall be the date such funds are wired. If the Purchase Price is made by a cashiers check, the Purchase Date shall be the date such check is issued by the bank. If the Purchase Price is paid by a funding draft, the Purchase Date shall be the date that the draft is posted by the bank on which the draft is drawn.

Purchase Price: The price at which each Purchased Mortgage Loan is sold by Seller to Buyer which shall be equal to the lesser of (A) the unpaid principal balance of the Purchased Mortgage Loan multiplied by the lesser of (i) the applicable Type Purchase Price Percentage (ii) par, (iii) the purchase price percentage set forth in the related Purchase Commitment(s), if applicable or (iv) the Market Value purchase price percentage of such Mortgage Loan on the Purchase Date or (B) ninety eight percent (98%) multiplied by the lesser of (i) the purchase price committed by the related Approved Investor, if applicable or (ii) the Market Value of such Mortgage Loan.

Purchased Assets: All now existing and hereafter arising right, title and interest of Seller in, under and to the following:

(a)                                  all Mortgage Loans, now owned and hereafter acquired, including all Mortgage Notes and Mortgages evidencing such Mortgage Loans and the related Mortgage Loan Documents, for which a Transaction has been entered into between Buyer and Seller hereunder and for with the Repurchase Price has not been paid in full and all Mortgage Loans, including all Mortgage Notes and Mortgages evidencing such Mortgage Loans and the related Mortgage Loan Documents, which, from time to time, are delivered, or caused to be delivered, to Buyer (including delivery to a custodian or other third party on behalf of Buyer) as additional security for the performance of Seller’s obligations hereunder;

(b)                                 all Mortgage-Backed Securities, now owned or hereafter acquired by Seller, that are supported by any Mortgage Loan constituting Purchased Assets hereunder, all right to the payment of monies in non-cash distributions on account thereof and all new, substituted and additional securities at any time issued with respect thereto;

(c)                                  all rights of Seller under all Purchase Commitments, now existing and hereafter arising, covering any part of the Purchased Assets, all rights to deliver such Mortgage Loans and Mortgage-Backed Securities to permanent investors and other purchasers pursuant thereto and all proceeds resulting from the disposition of such Purchased Assets thereto;

(d)                                 all now existing and hereafter established accounts maintained with broker-dealers by Seller for the purpose of carrying out transactions under Purchase Commitments relating to any part of the Purchased Assets;

(e)                                  all now existing and hereafter arising rights of Seller to service, administer and/or collect on the Mortgage Loans included as Purchased Assets hereunder and any and all rights to the payment of monies on account thereof;

(f)                                    all now existing and hereafter arising accounts, contract rights and general intangibles constituting or relating to any of the Purchased Assets;

(g)                                 all mortgage insurance and all commitments issued by Insurers to insure or guaranty any Mortgage Loans included as Purchased Assets, including, without limitation, the right to receive all insurance proceeds and condemnation awards that may be payable in respect of the premises encumbered by any Mortgage; and all other documents or instruments delivered to Buyer in respect of the Mortgage Loans included as Purchased Assets;

(h)                                 All documents, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data of Seller relating to Mortgage Loans included as Purchased Assets;

(i)                                     All rights, but not any obligations or liabilities, of Seller with respect to the Approved Investors;

(j)                                     All property of Seller, in any form or capacity now or at any time hereafter in the possession or control of Buyer, including, without limitation, all deposit accounts and any funds at any time held therein, into which Proceeds of the foregoing Purchased Assets are at any time deposited;

(k)                                  All products and Proceeds of the foregoing Purchased Assets; and

(l)                                     Any funds of Seller at any time deposited or held in the Over/Under Account.

Purchased Mortgage Loan: A Mortgage Loan that has been purchased by Buyer from Seller in connection with a Transaction and which has not been repurchased by Seller hereunder.

Reportable Event: An event described in Section 4043(b) of ERISA with respect to a Plan as to which the thirty (30) days notice requirement has not been waived by the Pension Benefit Guaranty Corporation.

Repurchase Acceleration Event: Any of the conditions or events set forth in Section 4.2.

Repurchase Date: The date on which Seller is to repurchase a Purchased Mortgage Loan subject to a Transaction from Buyer, as specified in the related Transaction and/or Asset Data Record, or if not so specified, the date identified to Buyer by Seller as the date that the related Purchased Mortgage Loan is to be sold pursuant to a Purchase Commitment; provided, however, that if the Repurchase Date is not a date within the Maximum Dwell Time, Buyer may, at its discretion, deem such Purchased Mortgage Loan a Noncompliant Mortgage Loan and Buyer may pursue any rights and remedies accorded Buyer hereunder as a result thereof, including, without limitation, charging Seller any applicable fees as a result thereof. The Repurchase Date for each Purchased Mortgage Loan shall in no event occur later than one year after the Purchase Date of such Purchased Mortgage Loan.

Repurchase Price: The price at which a Purchased Mortgage Loan is to be transferred from Buyer or its designee to Seller upon termination of a Transaction, which shall be determined as the sum of (i) the Purchase Price, (ii) any applicable fees owed by Seller in connection with the Purchased Mortgage Loan and (iii) the price differential due on such Purchase Price pursuant to Section 2.6 as of the date of such determination.

Repurchase Transaction: A repurchase transaction, as defined and described in Section 6.6.

Servicer: Countrywide Home Loans Servicing LP, or such other entity responsible for servicing of the Purchased Mortgage Loans, which is acceptable to Buyer and approved by Buyer in writing, or any successor or permitted assigns.

Servicer Notice: The notice acknowledged by the Servicer substantially in the form of Exhibit L hereto.

Servicing Agreement: If the Purchased Mortgage Loans are serviced by any third party servicer, the agreement with that third party in form and substance acceptable to Buyer.

Servicing Fee: With respect to a Purchased Mortgage Loan, the sum of all amounts deposited in the Custodial Account between the Purchase Date and the Repurchase Date, other than escrow payments for Property Charges.

Shipping Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then current schedule of fees, payable by Seller to Buyer for each Mortgage Loan File, or portion thereof, Buyer delivers to Seller, an Approved Investor or other designee.

Specialty ARM’s: Unless defined otherwise in the Transactions Terms Letter, Non-conforming PayOption ARM’s or one or six month interest only ARM’s for loan amounts up to one million five hundred thousand ($1,500,000) dollars meeting the guidelines of Countrywide CLD.

Specialty ARM’s Plus: Unless defined otherwise in the Transactions Terms Letter, Non-conforming Payment Advantage ARM’s for loan amounts up to one million five hundred thousand ($1,500,000) dollars meeting the guidelines of Countrywide CLD.

Standard Status: As of any date of determination, the Purchased Mortgage Loan has been subject to a Transaction for less than the Maximum Dwell Time and is not a Noncompliant Mortgage Loan or a Defective Mortgage Loan.

Subordinated Debt: Debt of Seller that has been subordinated to Buyer as provided in this Agreement or as otherwise approved by Buyer.

Subprime 2nd Lien: Unless defined otherwise in the Transactions Terms Letter, a second lien mortgage loan for a fixed amount drawn at closing and underwritten in accordance with Seller’s underwriting guidelines for second lien mortgages, as same have been approved by Buyer, and the credit characteristics of such loan would generally not meet the credit underwriting guidelines of Fannie Mae, Freddie Mac, FHA, VA or major non-conforming purchasers.

Subprime Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan underwritten in accordance with Seller’s underwriting guidelines for subprime mortgage loans, as same have been approved by Buyer.

Successor Servicer: The servicer of the Purchased Mortgage Loans appointed by Buyer as described in Section 6.2(e) of this Agreement.

Super Jumbo Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan underwritten to the same standards as a Conventional Conforming Mortgage Loan except with respect to the original principal balance, which is greater than one million ($1,000,000) dollars but less than the one million five hundred thousand ($1,500,000) dollars.

Super Jumbo Plus: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan underwritten to the same standards as a Conventional Conforming Mortgage Loan except with respect to the original principal balance, which is greater that one million five hundred thousand ($1,500,000) dollars.

Tangible Net Worth: With respect to any Person at any date, the excess of the total assets over total liabilities of such Person on such date, each to be determined in accordance with GAAP consistent with those applied in the preparation of Seller’s financial statements less the sum of the following (without duplication): (a) the book value of all investments in non-consolidated subsidiaries, and (b) any other assets of Seller and consolidated subsidiaries that would be treated as intangibles under GAAP including, without limitation, good will, research and development costs, trademarks, trade names, copyrights, patents, rights to refunds and indemnification and unamortized debt discount and expenses; provided further that, to the extent not already excluded, there shall be excluded from Tangible Net Worth, those assets of any Person which, if such Person were a HUD mortgagee, would be deemed by HUD to be non-acceptable in calculating adjusted net worth in accordance with its requirements in effect as of such date, as such requirements appear in the “Audit Guide for Use by Independent Public Accountants in Audits of HUD-Approved Nonsupervised Mortgagees, Loan Correspondents and Coinsuring Mortgagees”

or any successor or replacement audit guide published by HUD. Notwithstanding the foregoing, servicing rights shall be included in the calculation of total assets.

Total Liabilities: The sum of (a) the total liabilities of Seller on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of Seller’s financial statements, plus (b) to the extent not already included under GAAP, the total aggregate outstanding amount owed by Seller under any repurchase, refinance or other similar credit arrangements, plus (c) to the extent not already included under GAAP, any “off balance sheet” repurchase, refinance or other similar credit arrangements, less (d) the amount of the “Credit Off Feature,” if any, as set forth in the Transactions Terms Letter less (e) if applicable, the aggregate unpaid principal balance of the outstanding Loans sold by Seller to Countrywide CLD under the Early Purchase Program Addendum (the “EPP Addendum”) to Loan Purchase Agreement by and between Seller and Countrywide CLD for which the Review Period (as defined in the EPP Addendum) has not been completed.

Transaction: A transaction between Buyer and Seller as contemplated under this Agreement.

Transaction Request Deadline: That time, as set forth in the Transactions Terms Letter, by which Seller must submit to Buyer certain documents in order to initiate a Transaction.

Transaction Requirements: Those terms and conditions, as set forth in the Transactions Terms Letter, applicable to a specific type of Purchased Mortgage Loan.

Transactions Terms Letter: The document executed by Buyer and Seller, referencing this Agreement and setting forth certain specific terms, and any additional terms, with respect to this Agreement.

Type Purchase Price Percentage: With respect to each type of Purchased Mortgage Loan that corresponds to the Type, the corresponding purchase price percentage, as set forth in the Transactions Terms Letter.

Type Margin: With respect to each type of Purchased Mortgage Loan that corresponds to the Type, the corresponding annual rate of interest that shall be added to the Applicable Pricing Rate to determine the annual rate of interest for the related Purchase Price, as set forth in the Transactions Terms Letter.

Type Sublimit: Any of the applicable Type Sublimits, as set forth in the Transactions Terms Letter.

Underwriter Approval: Written evidence, in form and substance acceptable to Buyer, that a Purchased Mortgage Loan has been underwritten to the satisfaction of the Approved Investor issuing the applicable Purchase Commitment.

Unused Facility Fee: A fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then current schedule of fees, payable by Seller quarterly in arrears based upon the unused portion of the Aggregate Transaction Limit; provided, however, that no fee shall be due if the average difference between the Aggregate Transaction Limit and actual outstanding principal amount of all Transactions, calculated on a daily basis, during such quarter is less than that percent of the Aggregate Transaction Limit set forth in the Transactions Terms Letter.

VA: The Department of Veterans Affairs and any successor thereto.

Warehouse Credit: The aggregate amount of credit, committed and uncommitted, available to Seller through warehouse lines of credit, repurchase facilities or similar mortgage finance arrangements.

Wet Deficiency Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then current schedule of fees, payable by Seller for each calendar day that Seller fails to deliver to Buyer or its Custodian the Mortgage Loan Documents relating to any Wet Mortgage Loan purchased by Buyer following expiration of the Wet Mortgage Loans Maximum Dwell Time.

Wet Mortgage Loan: A Mortgage Loan as to which Buyer purchases from Seller by delivering funds to the applicable Closing Agent prior to receipt by Buyer or its Custodian of the related Mortgage Loan Documents, subject to Seller’s obligation to deliver the related Mortgage Loan Documents within the Wet Mortgage Loans Maximum Dwell Time.

Wet Mortgage Loans Maximum Dwell Time: That period of time, as set forth in the Transactions Terms Letter, by which Seller must deliver to Buyer or its designee the Mortgage Loan Documents for a Wet Mortgage Loan.

Wet Mortgage Loans Sublimit: The maximum aggregate principal amount of Purchased Mortgage Loans that may be Wet Mortgage Loans at any time, as set forth in the Transactions Terms Letter.

Wire Transfer Fee: That fee, as set forth in the Transactions Terms Letter or otherwise indicated on Buyer’s then current schedule of fees, payable by Seller for each payment of the Purchase Price by wire transfer or for any payment (including the Repurchase Price) received by Buyer from Seller or its Approved Investor.

EXHIBIT B

IRREVOCABLE CLOSING INSTRUCTIONS

January 25, 2008

(“Closing Agent”)

Dear

Re:                        Irrevocable Closing Instructions

Closing Protection Letter Issued By, if applicable:

Ladies and Gentlemen:

This letter is being sent in accordance with that Master Repurchase Agreement dated as of January 25, 2008 (the “Agreement”) between Home Loan Center, Inc. (“Seller”) and Countrywide Bank, FSB (“Buyer”), the terms of which do not affect Closing Agent except as set forth herein.

Pursuant to the Agreement, you have been identified as either:

•                    the title insurer to close and provide title insurance on certain mortgage loans made by Seller; or

•                    the closing agent to close and fund certain mortgage loans made by Seller and covered by the above referenced closing protection letter (the “Mortgage Loans”).

From time to time, Buyer will wire to you, for the account of Seller, funds requested by Seller under the terms of the Agreement to be used by you for the purpose of funding such Mortgage Loan(s) and for no other purpose. Notwithstanding anything to the contrary contained herein, you are not to distribute any of such funds to Seller. You must immediately return the funds representing to Buyer at the following account if one of the following conditions occurs:

•                  You do not close any Mortgage Loan within forty-eight (48) hours of the time you receive the applicable funds; or

•                  You receive funds for a Mortgage Loan for which you have not been instructed by Seller to (a) obtain title insurance from the title insurance company specified in the above referenced closing protection letter or (b) underwrite the title insurance.

Bank:	Bank of New York
ABA No.:	021-000018
Account No.:	8900404337
Credit:	Countrywide Bank, FSB – Payoff Account
Reference:	Home Loan Center, Inc.

If the Mortgage Loan Documents (as described below) have not been delivered to Seller prior to the funding of the Transaction, within 48 (forty eight) hours of closing any Mortgage Loan, unless otherwise instructed by Buyer, you must deliver to Seller, the following Mortgage Loan Documents:

(a)                          the original mortgage note evidencing the Mortgage Loan, endorsed by Seller in blank, with a complete chain from the originator to Seller;

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(b)                         if in your possession, an original assignment in blank executed by Seller for the mortgage or deed of trust securing the mortgage note, in recordable form but unrecorded, with a complete chain of intervening assignments from the originator to Seller;

(c)                          a certified copy of the executed mortgage or deed of trust securing the mortgage note; and

(d)                         an original or copy of the title insurance policy insuring the first lien or second lien position of the mortgage or deed of trust, as applicable, in at least the original principal amount of the related mortgage note and containing only those exceptions permitted by the purchase commitment, as set forth in the final closing instructions referred to below, or an unconditional commitment to issue such a title insurance policy, or a preliminary report and instructions received from Seller relating to the issuance of such a title insurance policy,

With respect to each Mortgage Loan for which you act as Closing Agent, Seller will deliver to you final closing instructions specific to such Mortgage Loan. In the event that the terms of the final closing instructions contradict the terms of these irrevocable closing instructions, the terms of these irrevocable closing instructions shall govern. Permission to change the scheduled closing date for any Mortgage Loan beyond the time permitted herein or permission to otherwise deviate from these irrevocable closing instructions must be furnished to you in a writing signed by Buyer and Seller.

By your participation in the closing and funding of a Mortgage Loan as Closing Agent, you agree to act as Buyer’s bailee with respect to such Mortgage Loan and the Mortgage Loan Documents referenced above and you thereby acknowledge your responsibility to Buyer as holder of an interest in such Mortgage Loan and to care for and protect Buyer’s interest in such Mortgage Loan. Facsimile signatures on these instructions shall be deemed valid and binding to the same extent as the original.

Sincerely,

Countrywide Bank, FSB		Home Loan Center, Inc.

By:	/s/ Richie Walia	By:	/s/ James B. Svinth

Printed Name:	Richie Walia	Printed Name:	James B. Svinth

Title:	Senior Vice President	Title:	SVP Secondary Marketing

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EXHIBIT F

ASSIGNMENT OF CLOSING PROTECTION LETTER

Home Loan Center, Inc. (“Assignor”) declares that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it does hereby convey, transfer, assign, deliver and give to Assignee, and hereby expressly subrogates Countrywide Bank, FSB (“Assignee”) unto, all of Assignor’s claims, demands, rights and causes of action, past, present or future, that Assignor has for loss or damage covered by the closing protection letter issued by                        (Title Company) attached hereto (“Closing Protection Letter”), Such rights being assigned by Assignor hereunder include, without limitation, the right to demand, sue, collect, receive, protect, preserve and enforce performance under the Closing Protection Letter. Assignee shall succeed to all rights of recovery of Assignor under the Closing Protection Letter and Assignor shall execute such instruments and documents necessary and proper to further secure such rights to Assignee and shall not act in any manner hereafter to prejudice or impair the rights of Assignee. Assignor hereby grants Assignee an irrevocable mandate and power of attorney coupled with an interest with full power of substitution to transact this act of assignment and subrogation.

IN WITNESS WHEREOF, the Assignor has caused this assignment to be duly executed as of January 25, 2008.

Home Loan Center, Inc.

By.	/s/ James B. Svinth
Name.	James B. Svinth
Title:	SVP Secondary Marketing

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EXHIBIT G

ASSIGNMENT OF FIDELITY BOND AND ERRORS AND OMISSION POLICY

Home Loan Center, Inc. (“Assignor”) declares that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it does hereby convey, transfer, assign, deliver and give to Assignee, and hereby expressly subrogates Countrywide Bank, FSB (“Assignee”) unto, all of Assignor’s claims, demands, rights and causes of action, past, present or future, that Assignor has for loss or damage covered by Assignor’s fidelity bond and errors and omission policy (collectively, the “Policy”), Such rights being assigned by Assignor hereunder include, without limitation, the right to demand, sue, collect, receive, protect, preserve and enforce performance under the Policy. Assignee shall succeed to all rights of recovery of Assignor under the Policy and Assignor shall execute such instruments and documents necessary and proper to further secure such rights to Assignee and shall not act in any manner hereafter to prejudice or impair the rights of Assignee. Assignor hereby grants Assignee an irrevocable mandate and power of attorney coupled with an interest with full power of substitution to transact this act of assignment and subrogation.

IN WITNESS WHEREOF, the Assignor has caused this assignment to be duly executed as of January 25, 2008.

Home Loan Center, Inc.

By:	/s/ James B. Svinth
Name:	James B. Svinth
Title:	President

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EXHIBIT H

FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, Countrywide Bank, FSB (“Buyer”) and Home Loan Center, Inc. (“Seller”) have entered into the Master Repurchase Agreement, dated as of January 25, 2008 (the “Agreement), pursuant to which Buyer has agreed to purchase from Seller certain mortgage loans from time to time. subject to the terms and conditions set forth therein;

WHEREAS, Seller has agreed to give to Buyer a power of attorney on the terms and conditions contained herein in order for Buyer to take any action that Buyer may deem necessary or advisable to accomplish the purposes of the Agreement;

NOW, THEREFORE, Seller hereby irrevocably constitutes and appoints Buyer its true and lawful Attorney-in-Fact, with full power and authority hereby conferred in its name, place and stead and for its use and benefit, to do and perform the following in connection with mortgage loan purchased by Buyer from Seller under the Agreement (the “Purchased Assets”) or as otherwise provided below;

(1)                                 to receive, endorse and collect all checks made payable to the order of Seller representing any payment on account of the Purchased Assets;

(2)                                 to assign or endorse any mortgage, deed of trust, promissory note or other instrument relating to the Purchased Assets;

(3)                                 to correct any assignment, mortgage, deed of trust or promissory note or other instrument relating to the Purchased Assets, including, without limitation, unendorsing and re-endorsing a promissory note to another investor;

(4)                                 to complete and execute lost note affidavits or other lost document affidavits relating to the Purchased Assets;

(5)                                 to issue title requests and instructions relating to the Purchased Assets;

(6)                                 to give notice to any individual or entity of its interest in the Purchased Assets under the Agreement; and

(7)                                 to service and administer the Purchased Assets, including, without limitation, the receipt and collection of all sums payable in respect of the Purchased Assets.

Seller hereby ratifies and confirms all that said Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.

Third parties without actual notice may rely upon the power granted under this Power of Attorney upon the exercise of such power by the Attorney-in-Fact.

Home Loan Center Inc.

By:	/s/ James B. Svinth
Name:	James B. Svinth	[SEAL]
Title:	President

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WITNESS my hand this 31 day of January, 2008.

STATE OF CALIFORNIA                                      }

                                                  }                 SS.

County of Orange                                                     }

This instrument was acknowledged, subscribed and sworn to before me this 31 day of January 2008 , by /s/ James B. Svinth, James B. Svinth.

[SEAL]	/s/ Robert J. Kaiber
Notary Public

My Commission Expires:	May 21, 2010

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